UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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SITE Centers Corp.

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Notice of 2021 Annual Meeting of Shareholders & Proxy Statement

S I
T E

Notice of Annual Meeting of Shareholders

To the Holders of Common Shares of SITE Centers Corp.:

The 2021 Annual Meeting of Shareholders of SITE Centers Corp. will be held as follows:

WHEN:	9:00 a.m. local time, Tuesday, May 11, 2021.

WHERE:

Due to the continuing public health impact of the COVID-19 pandemic and out of an abundance of caution to support the health and well-being of our shareholders, employees and Directors, the Annual Meeting will be held in a virtual meeting format only, via live webcast at www.meetingcenter.io/295175720. You will not be able to physically attend the Annual Meeting in person.

ITEMS OF BUSINESS:

• Election of eight Directors.

• Approval, on an advisory basis, of the compensation of the Company’s named executive officers.

•  Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

• Transact such other business as may properly come before the Annual Meeting.

WHO CAN VOTE:	Shareholders of record at the close of business on March 15, 2021 will be entitled to notice of, and to vote at, the Annual Meeting or any adjournment of the Annual Meeting.

VOTING BY PROXY:

• Shareholders may complete, date and sign the accompanying Proxy Card and return it in the enclosed envelope; or

•  Vote their shares by telephone or over the Internet as described in the accompanying Proxy Statement.

INTERNET AVAILABILITY OF PROXY MATERIALS:	The Company’s 2021 Proxy Statement and 2020 Annual Report to Shareholders are available free of charge at www.proxydocs.com/sitc.

By order of the Board of Directors,

Aaron M. Kitlowski

Secretary

Dated: April 1, 2021

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 11, 2021

2021 Proxy Statement Table of Contents

  PROXY STATEMENT SUMMARY

1. Proxy Statement Summary

This Proxy Statement Summary contains highlights and information that can be found elsewhere in this Proxy Statement as indicated by the applicable page references. This summary does not contain all of the information that you should consider, and therefore you should read the entire Proxy Statement.

2021 Annual Meeting of Shareholders

Date and Time:	Tuesday, May 11, 2021 at 9:00 a.m. Eastern Time

Location:	In light of the COVID-19 pandemic and in the best interest of the health and safety of SITE Centers Corp.’s (“we,” “our,” “us,” the “Company” or “SITE Centers”) shareholders, employees and Directors, the 2021 Annual Meeting of Shareholders (the “2021 Annual Meeting” or the “Annual Meeting”) will be held in a virtual meeting format only via the Internet at www.meetingcenter.io/295175720. You will not be able to physically attend the Annual Meeting in person. For more information on how to attend and vote at the Annual Meeting, see “Frequently Asked Questions—How do I attend and vote at the Virtual Annual Meeting?” on page 59 of this Proxy Statement.

Record Date:	March 15, 2021

Mail Date:	We will begin mailing this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2020 Annual Report and Proxy Card on or about April 1, 2021 to all shareholders of record entitled to vote.

Voting Matters and Board Recommendations

MATTER		PAGE	BOARD RECOMMENDATION
Proposal 1:	Election of eight Directors	7	For each Director Nominee
Proposal 2:	Approval, on an advisory basis, of the compensation of the Company’s named executive officers	22	For
Proposal 3:	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm	54	For

How to Vote

Shareholders of record may vote their shares in any of the following ways:

By Internet: To submit a proxy over the Internet, go to www.investorvote.com/sitc. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card.

By Telephone: To submit a proxy by telephone, call toll free 1-800-652-8683. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card.

By Mail: If you received a full paper set of proxy materials, date and sign your Proxy Card and mail it in the enclosed, postage-paid envelope. You do not need to mail the Proxy Card if you are submitting your proxy by Internet or telephone.

At the Meeting: To vote at the Annual Meeting, visit www.meetingcenter.io/295175720. You will need the control number that appears on your Notice of Annual Meeting of Shareholders and Proxy Card and the meeting password, SITC2021.

SITE Centers Corp. ï 2021 Proxy Statement	1

  PROXY STATEMENT SUMMARY

Shareholders whose shares are held of record by a broker, bank, trust or other nominee may vote their shares by following the instructions provided by such broker, bank, trust or other nominee or at the Annual Meeting. Please note that if your shares are held of record by a broker, bank, trust or other nominee, you must register in advance in order to vote electronically at the Annual Meeting. To register, you must forward a legal proxy from your broker, bank, trust or other nominee holding your shares to Computershare Trust Company, N.A. (“Computershare”) at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time on Thursday, May 6, 2021. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/295175720 and enter your control number and the meeting password, SITC 2021.

Even if you intend to attend the Annual Meeting, we encourage you to submit your proxy in advance of the Annual Meeting.

2021 Director Nominees

				INDEPENDENT	CURRENT COMMITTEE MEMBERSHIPS
DIRECTOR NAME	AGE	SINCE	AUDIT		COMPENSATION	NOMINATING AND ESG	DIVIDEND DECLARATION	PRICING
Linda B. Abraham	58	2018	Yes	✔		✔
Terrance R. Ahern*	65	2000	Yes	✔	Chair		✔	✔
Jane DeFlorio	50	2017	Yes	Chair	✔			✔
Dr. Thomas Finne	62	2009	Yes			✔	✔
David R. Lukes	51	2017	No				Chair	Chair
Victor B. MacFarlane	69	2002	Yes			Chair
Alexander Otto	53	2015	Yes
Dawn M. Sweeney	61	2018	Yes	✔	✔

*	Chairman of the Board

Our Board of Directors (the “Board”) strives to maintain an independent, balanced and diverse set of directors that collectively possess the expertise to ensure effective oversight of management.

2	SITE Centers Corp. ï 2021 Proxy Statement

  PROXY STATEMENT SUMMARY

2020 Performance Highlights

Beginning in March 2020, the COVID-19 pandemic had a significant impact on the retail sector within the continental U.S. and the communities in which our properties, tenants and employees are located. A large number of our tenants ceased operations for a period of time, failed to make one or more rent payments, sought rent relief from us and, in some cases, permanently closed or filed for bankruptcy. Against this backdrop, we took steps to stabilize our operations, maximize our financial resources, position our business for future success and provide for the safety and well-being of our employees and tenants and patrons at our properties. Highlights of our 2020 performance include:

Operations

• Worked with tenants to maximize collection of rents by offering rent relief on a case-by-case basis, often in exchange for valuable concessions in the form of tenant extensions of lease terms, the relaxation of leasing restrictions and co-tenancy provisions, and, in some cases, alterations of control areas to allow for the development of new square footage. As of March 4, 2021, our tenants had paid approximately 81%, 88% and 95% of aggregate base rents for the second, third and fourth quarters of 2020, respectively, on a pro rata basis, which compared favorably to collection rates disclosed by many of the Company’s peers.

•  Generated strong leasing activity and volumes during the second half of 2020, benefitting from a growing trend of larger format tenants seeking to expand store footprints within the high income suburban communities in which our properties are located. The Company leased approximately 803,000 square feet of space (at pro rata share and including renewals) in the third quarter of 2020, representing a 4% increase over leasing activity in the third quarter of 2019, and approximately 945,000 square feet of space (at pro rata share and including renewals) in the fourth quarter of 2020, representing the Company’s highest quarterly leasing volume since the third quarter of 2018.

Transactions

• Completed the sale of the Company’s interest in the DDRTC joint venture to its partner, an affiliate of TIAA-CREF, in February 2020 based on a gross asset value of $1.14 billion resulting in net proceeds to the Company of approximately $140.4 million.

•  Completed the termination of the Company’s BRE DDR III and BRE DDR IV joint ventures with affiliates of Blackstone in late 2020, resulting in the acquisition of nine properties and cash from the joint ventures and the monetization of the Company’s preferred investments in the joint ventures.

Balance Sheet and Risk Management

• In March 2020, redeemed all of the Company’s $200 million aggregate principal amount of 4.625% Senior Notes due 2022 largely with proceeds from the sale of the Company’s interest in the DDRTC joint venture, thereby positioning the Company at the outset of the COVID-19 pandemic with more than $800 million of liquidity, less than $124 million of property-level indebtedness maturing prior to the end of 2021 (including the Company’s share of joint venture indebtedness) and no unsecured maturities prior to 2023.

• Reduced spending on large capital expenditure projects and suspended payment of dividends on the Company’s common shares for the second and third quarters of 2020 in order to further strengthen the Company’s liquidity profile.

Business Continuity; Employee Health and Safety

• Successfully transitioned the Company’s workforce to a remote working environment in March 2020 through an accelerated distribution of additional equipment to Company employees and facilitated by significant recent investments in our information technology systems.

SITE Centers Corp. ï 2021 Proxy Statement	3

  PROXY STATEMENT SUMMARY

Corporate Governance Highlights

We are committed to the highest standards of corporate governance, which we believe will ensure that the Company is managed for the long-term benefit of our stakeholders. We monitor developments and best practices in corporate governance and consider feedback from shareholders when evaluating our governance, policies and structure.

Director Elections	• Annual election of all Directors • Majority voting for Directors in uncontested elections
Board Practices

• Separate independent Chairman of the Board and Chief Executive Officer (“CEO”)

• Significant Board oversight of business strategy

• Regular executive sessions of independent Directors

• Annual executive officer succession planning

•  Anti-overboarding policy limiting service on other public company boards

•  Mandatory Director retirement age (76 years)

•  Annual Director review of enterprise risk assessment

•  No ability to classify the Board without shareholder consent

Shareholder Rights

• Proxy access (3% ownership, 3 years, greater of 2 nominees or 20% of Board)

• Ability to amend Articles of Incorporation and Code of Regulations by majority vote

• Ability to call special meetings (25% of voting power)

• Ability to act by unanimous written consent

Other Policies	• Prohibition on pledging, hedging and other derivative transactions in Company securities by Directors and officers • Share ownership requirements for Directors and executive officers

Corporate Values, Social Responsibility and Environmental Sustainability

Our Company and its 323 employees (as of year-end 2020) are committed to being Fearless, Authentic, Curious and Thoughtful (our “Matters of FACT”) members of the community. We consider social and environmental issues in all aspects of our business including the well-being of our employees and our impact on the neighborhoods in which our properties are located. Recent recognition includes:

Included in Newsweek’s 2020 and 2021 lists of America’s Most Responsible Companies.	Green Star rated by Global Real Estate Sustainability Benchmark (GRESB)

Included in Bloomberg’s 2021 Gender Equality Index. 62% of our employees and 38% of our Directors are women.	Recognized as a Green Lease Leader (Silver Level) by U.S. Department of Energy and The Institute for Market Transformation.

Our dedication to our community and the environment is detailed in our annual Corporate Responsibility and Sustainability Report which was prepared in 2020 in alignment with Global Reporting Initiative (GRI) principles and certain Sustainability Accounting Standards Board (SASB) standards. Our Corporate Responsibility and Sustainability Report can be found on our website at www.sitecenters.com/sustainability.

4	SITE Centers Corp. ï 2021 Proxy Statement

  PROXY STATEMENT SUMMARY

Compensation Practices

The Compensation Committee oversees the design and administration of the Company’s executive compensation programs. Our compensation programs reward executives not only for delivering superior returns but also for reducing the risk profile of the Company and achieving financial and non-financial measures of performance that enhance long-term shareholder and stakeholder value. The following are key features of our executive compensation programs.

What We Do

We tie pay to performance by making a significant portion of compensation “at risk”.

Annual incentive pay is, in a typical year, based on multiple performance metrics established at the beginning of each year and individual performance.

A significant portion of the value of long-term performance incentives depends on relative shareholder return.

The Compensation Committee, which is comprised solely of independent Directors, engages an independent compensation consultant to advise it.

What We Don’t Do

We do not guarantee minimum incentive bonus awards.

We do not encourage excessive risk taking as we use different performance metrics for our annual and long-term incentive compensation programs.

We do not pay dividend equivalents on unearned equity awards subject to performance-based vesting.

We do not allow for repricing of stock options without shareholder approval.

We do not include excise tax gross-up provisions in our executive compensation arrangements.

We do not offer excessive perquisites or special health and welfare plans to executives.

Pay Aligned With Performance

Our executive compensation is aligned with Company performance. The majority of the targeted level of annualized compensation for our CEO under his new September 2020 employment agreement is variable and “at risk” based on performance.

*

Includes the annualized grant date fair value of the service-based restricted share units (“RSUs”) awarded in connection with Mr. Lukes’ September 2020 employment agreement and the value of service-based RSUs to be granted to Mr. Lukes annually during the term of his employment agreement.

**

Annual incentive is shown at the target level. The annual incentive payout ranges from $0 (below threshold) to $2,250,000 (maximum). Mr. Lukes can elect to receive the value of his annual incentive award in RSUs at a 20% increase.

SITE Centers Corp. ï 2021 Proxy Statement	5

  PROXY STATEMENT SUMMARY

2020 Executive Compensation

The table below summarizes 2020 compensation awarded or paid to our continuing named executive officers as reported in the 2020 Summary Compensation Table included in this Proxy Statement. In February 2020, our Compensation Committee established our 2020 annual incentive compensation program which included both quantitative performance metrics, namely Operating Funds From Operations (“FFO”) and Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), and subjectively-evaluated qualitative performance metrics. As a result of the impact of the COVID-19 pandemic on our business, the Compensation Committee subsequently decided that the quantitative components of the annual incentive compensation program no longer appropriately incentivized or measured management’s performance in 2020 and effectively replaced these quantitative components with an expanded qualitative evaluation of our executives’ actual performance. Messrs. Lukes (President and CEO) and Fennerty (Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”)) and Ms. Vesy (EVP and Chief Accounting Officer (“CAO”)) were awarded 2020 incentive compensation payouts of $1,350,000, $300,000 and $285,000, respectively, which represented the target amount of the bonus award opportunities provided for under their employment agreements in effect at the end of the year. As further described below, Mr. Lukes’ payout was made in the form of service-based restricted stock units (“RSUs”) equal to 120% of his earned value, with the 20% additional amount reflecting the additional three-year ratable vesting requirement.

Of the approximately $8.5 million total compensation reported for Mr. Lukes in the 2020 Summary Compensation Table, approximately $3 million consisted of an annual grant of performance-based RSUs which become payable, if at all, based on the percentile rank of the Company’s total shareholder return (“TSR”) measured over a three-year period relative to an identified group of peer companies. In addition, approximately $3 million of total compensation reported for Mr. Lukes in 2020 was attributable to time-based RSUs issued to Mr. Lukes in connection with the execution of his new September 2020 employment agreement, half of which RSUs will vest ratably on the first four anniversaries of the contract date and half of which RSUs will vest on the fourth anniversary of the contract date. These time-based RSUs effectively succeeded the RSUs previously issued to Mr. Lukes upon the execution of his original employment agreement in March 2017 which had an original grant date fair value of approximately $3 million and vested ratably on the first four anniversaries of their date of grant.

Portions of the executives’ annual incentive awards for 2020 are reported in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in accordance with applicable Securities and Exchange Commission (“SEC”) disclosure rules and interpretive guidance as a result of the replacement of the original quantitative components of the 2020 incentive compensation program with an expanded qualitative assessment. For more details on 2020 executive compensation, including factors considered by our Compensation Committee in determining 2020 incentive compensation awards, see the “Compensation Discussion and Analysis” section beginning on page 24 of this Proxy Statement.

NAMED EXECUTIVE OFFICER	POSITION	SALARY	BONUS	STOCK AWARDS	NON-EQUITY INCENTIVE PLAN COMPENSATION	ALL OTHER COMPENSATION	TOTAL
David R. Lukes	President and CEO	$865,128	$972,000	$6,013,999	$648,000	$56,437	$8,555,564
Conor M. Fennerty	EVP and CFO	$400,000	$150,000	$443,805	$150,000	$11,120	$1,154,925
Christa A. Vesy	EVP and CAO	$380,000	$76,000	$133,000	$76,000	$11,394	$676,394

Historical Say-on-Pay Voting Results

Shareholders have continued to show strong support for our executive compensation programs with approximately 96%, 99% and 96% of votes cast for the approval of the “say-on-pay” proposals at our 2018, 2019 and 2020 Annual Meetings of Shareholders, respectively.

6	SITE Centers Corp. ï 2021 Proxy Statement

2. Proposal One: Election of Eight Directors

Proposal Summary and Board Recommendation

At the Annual Meeting, unless you specify otherwise, the common shares represented by your proxy will be voted to elect the eight Director nominees identified below. If any of the Director nominees is not a candidate when the election occurs for any reason (which is not expected) and the size of our Board remains unchanged, then our Board intends that proxies will be voted for the election of a substitute Director nominee designated by our Board as recommended by the Nominating and ESG Committee.

BOARD RECOMMENDATION:

“FOR” ALL EIGHT DIRECTOR NOMINEES

Director Nominees for Election at the Annual Meeting

Our Board has nominated and recommends that shareholders vote “FOR” the election of each of the following Director nominees, each to serve a one-year term until the next annual meeting of shareholders and until a successor has been duly elected and qualified.

LINDA B. ABRAHAM

Managing Director of Crimson Capital (early stage technology company investing and consulting)

Background: Since 2014, Ms. Abraham has served as Managing Director of Crimson Capital, which invests in and advises early stage technology companies spanning data/analytics, cybersecurity, machine learning, e-commerce, educational technology and virtual reality. From 1999 to 2013, Ms. Abraham co-founded and served as Executive Vice President of comScore, a leader in digital measurement and analytics which went public in 2007. Prior to co-founding comScore, Ms. Abraham co-founded Paragren Technologies, which provided software for customer relationship management systems (today owned by Oracle), and also served in various roles at Procter & Gamble and Information Resources, Inc., where she developed and commercialized a series of data-driven analytical products. Since January 2021, Ms. Abraham has served as Independent Director and chair of the compensation committee of Carlotz, Inc., an online consignment store company for used vehicles listed on Nasdaq. Ms. Abraham also serves as the Vice Chair of Upskill, a virtual reality company for large scale manufacturing enterprises. Additionally, she serves on the boards of the Data Science Institute at the University of Virginia and Tiger 21, a member-based organization focused on investment management and education. Ms. Abraham is also a Fellow in the Stanford University Distinguished Careers Institute. Ms. Abraham holds a degree in Quantitative Business Analysis from Penn State University.

Qualifications: Ms. Abraham’s qualifications to serve on the Board include extensive experience as a technology entrepreneur and as an expert in consumer analytics, a field that is increasingly critical to the Company’s corporate strategy and efforts to understand shopping patterns and merchandise mix.

DIRECTOR SINCE: 2018 AGE: 58 INDEPENDENT: YES COMMITTEES: • Audit • Nominating and ESG

SITE Centers Corp. ï 2021 Proxy Statement	7

TERRANCE R. AHERN

Chairman of the Board, SITE Centers, and Chief Executive Officer, The Townsend Group (institutional real estate consulting)

Background: Mr. Ahern is Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986. Mr. Ahern also is a member of the firm’s Investment Committee. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern has also served as an Independent Director of KKR Real Estate Finance Trust since 2017. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association (“PREA”), the National Association of Real Estate Investment Trusts (“NAREIT”), and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Qualifications: Mr. Ahern has over 30 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience provides Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which we operate. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

DIRECTOR SINCE: 2000 AGE: 65 INDEPENDENT: YES COMMITTEES: • Compensation (Chair) • Audit • Dividend Declaration • Pricing

JANE E. DEFLORIO

Managing Director (Retired), Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage (global banking and financial services company)

Background: Ms. DeFlorio was Managing Director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage, a division of a global banking and financial services company, from 2007 to 2013. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. Prior to her role at Deutsche Bank, from 2002 to 2007, Ms. DeFlorio held the title of Executive Director in the Investment Banking Consumer and Retail Group at UBS Investment Bank, a business unit of UBS Group AG, and advised on high-profile consumer transactions. Ms. DeFlorio also served as an Independent Director of Perry Ellis International from 2014 to 2018. Ms. DeFlorio is also a member of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She also serves on the Boards of Directors for The Parsons School of Design, the Museum at Fashion Institute of Technology and the East Hampton Historical Society. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

Qualifications: With over 15 years of experience in investment banking, primarily focusing on the retail sector, as well as her recent service on another public company board, Ms. DeFlorio is uniquely qualified to advise our Board in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

DIRECTOR SINCE: 2017 AGE: 50 INDEPENDENT: YES COMMITTEES: • Audit (Chair) • Compensation • Pricing

8	SITE Centers Corp. ï 2021 Proxy Statement

DR. THOMAS FINNE

Managing Director, KG CURA Vermögensverwaltung G.m.b.H. & Co. (commercial real estate company, Hamburg, Germany)

Background: Dr. Finne is the Managing Director of KG CURA Vermögensverwaltung G.m.b.H. & Co., a commercial real estate company located in Hamburg, Germany, that manages assets in North America and Europe. Prior to joining KG CURA Vermögensverwaltung G.m.b.H. & Co. in 1992, Dr. Finne was responsible for controlling, budgeting, accounting and finance for Bernhard Schulte KG, a ship owner and ship manager located in Hamburg, Germany. He served as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil, until August 2019. Dr. Finne graduated with an undergraduate degree in business administration and received his doctorate from the International Tax Institute at the University of Hamburg.

Qualifications: Dr. Finne’s experience in international commercial real estate enables him to contribute an international perspective on the issues impacting a real estate company facing today’s challenges and opportunities. His service on the board of directors of several international real estate companies further provides him with business modeling experience and an appreciable awareness of the most effective and essential functions of a board of directors.

DIRECTOR SINCE: 2009 AGE: 62 INDEPENDENT: YES COMMITTEES: • Nominating and ESG • Dividend Declaration

DAVID R. LUKES

President and Chief Executive Officer, SITE Centers

Background: Mr. Lukes was named President and Chief Executive Officer of SITE Centers in March 2017. Mr. Lukes most recently served as Chief Executive Officer of Equity One, Inc. (“Equity One”), an owner, developer, and operator of shopping centers, as well as a member of Equity One’s Board of Directors, from June 2014 until March 2017. Mr. Lukes also served as Equity One’s Executive Vice President from May 2014 to June 2014. Prior to joining Equity One, Mr. Lukes served as President and Chief Executive Officer of Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 through April 2014. In addition, Mr. Lukes served as the President and Chief Executive Officer of Olshan Properties (formerly Mall Properties, Inc.), a privately owned real estate firm that specializes in the development, acquisition and management of commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes also serves as President, Chief Executive Officer and Director of Retail Value Inc. (“RVI”), an owner and operator of shopping centers located in the continental U.S. and Puerto Rico managed by SITE Centers, the shares of which are listed on the New York Stock Exchange, and as a Director of Citycon Oyj, an owner and operator of shopping centers located in the Nordic region the shares of which are traded on the Helsinki Stock Exchange. Mr. Lukes holds a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in Real Estate Development from Columbia University.

Qualifications: Mr. Lukes’ qualifications to serve on the Board include his position as a member of the Company’s senior management, his prior experience as Chief Executive Officer and Director of Equity One, his familiarity with the retail real estate investment trust (“REIT”) industry and his extensive expertise and experience in retail real estate development and operations.

DIRECTOR SINCE: 2017 AGE: 51 INDEPENDENT: NO COMMITTEES: • Dividend Declaration • Pricing

SITE Centers Corp. ï 2021 Proxy Statement	9

VICTOR B. MACFARLANE

Chairman and Chief Executive Officer, MacFarlane Partners (real estate investments)

Background: Mr. MacFarlane is Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors. Mr. MacFarlane has more than 40 years of real estate investment experience. He sits on the Advisory Board of the Robert Toigo Foundation and is an emeritus board member of the Real Estate Executive Council. He is a member and former Trustee of the Urban Land Institute; a member and former Director of PREA; and a member of the International Council of Shopping Centers.

Qualifications: Mr. MacFarlane brings to our Board three decades of experience as a chief executive officer of a real estate investment and advisory firm and over 40 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide our Board with an expansive view on issues impacting the Company and our corporate strategy.

DIRECTOR SINCE:2002 AGE: 69 INDEPENDENT: YES COMMITTEES: • Nominating and ESG (Chair)

ALEXANDER OTTO

Chief Executive Officer, ECE Group GmbH & Co. KG (commercial real estate company, Hamburg, Germany)

Background: Mr. Otto has served as the Chief Executive Officer of ECE Group GmbH & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford and studied at Harvard University and Harvard Business School.

Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of publicly traded company Deutsche EuroShop AG as well as the privately held companies Otto Group and Peek & Cloppenburg KG. Mr. Otto served as a director of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil, until September 2019. Additionally, Mr. Otto is the Chairman of Lebendige Stadt (Vibrant City) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Business School Foundation of Germany and, together with his wife, established the Dorit and Alexander Otto Foundation.

Qualifications: Mr. Otto has more than 25 years of experience in the shopping center business. This experience includes serving as a real estate analyst with a focus on financial analysis and appraisals of shopping centers, as well as a development manager and leasing executive for large shopping centers. These qualifications and his experience as the CEO of a leading private European shopping center company enable Mr. Otto to provide particular insights to the Board regarding the Company’s corporate strategy, the continual optimization of the Company´s operations, transactional activity and general management.

DIRECTOR SINCE: 2015 AGE: 53 INDEPENDENT: YES

10	SITE Centers Corp. ï 2021 Proxy Statement

DAWN M. SWEENEY

Advisor and Principal, New England Consulting Group (marketing management consulting)

Background: Ms. Sweeney has served as an advisor and principal of the New England Consulting Group since December 2020, focusing on the group’s restaurant and association practices. She also serves as an Executive in Residence at The Georgetown University’s McDonough School of Business. Ms. Sweeney served as the President and Chief Executive Officer of the National Restaurant Association, the chief business and national trade association for the restaurant and foodservice industry, from October 2007 until her retirement in December 2019. Prior to joining the National Restaurant Association, Ms. Sweeney was the President of AARP Services, a subsidiary of AARP, where she was responsible for revenue growth and new product development for the 50+ market. She also served as Group Executive for Membership, which focused on growing and diversifying AARP’s membership. Prior to joining AARP in 1999, Ms. Sweeney served as Vice President of Market Development for the National Rural Electric Cooperative Association and Vice President of Marketing for the International Dairy Foods Association. Ms. Sweeney also serves on the board of directors of MedStar’s National Medical Rehabilitation Hospital, on the executive and audit committees of the board of directors of Save the Children, is Vice Chair of the board of Save the Children Action Network and has also served as Chair of the board of the Bryce Harlow Foundation, an organization dedicated to ethics and integrity in lobbying. Ms. Sweeney earned a Bachelor of Science in Government from Colby College, and a Masters of Business Administration in Marketing from The George Washington University.

Qualifications: Ms. Sweeney’s qualifications to serve on the Board include her extensive managerial experience and her success in building revenues, improving organizational culture and sustaining organizational growth as well as her recognition as a leader in the restaurant and foodservice industry.

DIRECTOR SINCE: 2018 AGE: 61 INDEPENDENT: YES COMMITTEES: • Audit • Compensation

Transactions with the Otto Family

In 2009, we entered into a stock purchase agreement with Mr. Alexander Otto. Pursuant to this agreement, Mr. Otto and certain members of his family (collectively, the “Otto Family”) purchased 40,000,000 common shares of the Company (the “Purchased Shares”). In connection with the sale of the Purchased Shares, we also entered into an investor rights agreement with Mr. Otto under which he has a right to nominate individuals for election to our Board depending on the Otto Family’s level of ownership in the Company. During such time as the Otto Family beneficially owns 17.5% or more of our outstanding common shares, our Board will nominate two persons recommended by the Otto Family who are suitable to us to become members of our Board at each annual election of Directors, and during such time as the Otto Family beneficially owns less than 17.5% but more than 7.5% of our outstanding common shares, our Board will nominate one person recommended by the Otto Family who is suitable to us to become a member of our Board at each annual election of Directors. In accordance with the investor rights agreement, Dr. Finne has been proposed by Mr. Otto and subsequently nominated and elected to our Board annually since 2009. Beginning in 2015, Mr. Otto has designated himself as the second person to be nominated by our Board pursuant to the investor rights agreement.

Independent Directors

Our Board has affirmatively determined that all Directors who served during 2020 (except for Mr. Lukes) were, and all Directors nominated by the Board for election in 2021 (except for Mr. Lukes) are, independent within the meaning of the rules of the New York Stock Exchange (“NYSE”) and, as applicable, the rules of the SEC, including with respect to the applicable Director’s service on the Compensation Committee and/or, excluding Mr. Otto and Dr. Finne, the Audit Committee. Our Corporate Governance Guidelines provide that our Board will be comprised of a majority of independent Directors and that only those Directors or Director nominees who meet the listing standards of the NYSE will be considered independent. Our Board reviews annually the relationships that each Director or Director nominee has with us (either directly or indirectly), and only those Directors or Director nominees whom our Board affirmatively determines have no material relationship with us will be considered independent.

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Director Qualifications and Review of Director Nominees

The Nominating and ESG Committee reviews annually with our Board the composition of our Board as a whole and recommends, if necessary, action to be taken so that our Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for our Board as a whole and contains at least the minimum number of independent Directors required by applicable laws and regulations and our Corporate Governance Guidelines. The Nominating and ESG Committee is responsible for ensuring that the composition of our Board appropriately reflects the needs of our business and, in furtherance of this goal, proposing the addition of Directors and requesting the resignation of Directors for purposes of ensuring the requisite skill sets and commitment of the Directors to actively participate in Board and committee meetings. Directors should possess such attributes and experience as are necessary to provide a broad range of personal characteristics including diversity, management skills, and real estate and general business experience. Directors should commit the requisite time for preparation and attendance at regularly scheduled Board and committee meetings, as well as participate in other matters necessary to ensure we are well-positioned to engage in best corporate governance practices.

In evaluating a Director candidate, the Nominating and ESG Committee considers factors that are in the best interests of the Company and its shareholders, including the knowledge, experience, integrity and judgment of each candidate; the potential contribution of each candidate to the diversity of backgrounds, experience and competencies that our Board desires to have represented; each candidate’s ability to devote sufficient time and effort to his or her duties as a Director; independence and willingness to consider all strategic proposals; any other criteria established by our Board and any core competencies or real estate expertise necessary to staff Board committees. In addition, the Nominating and ESG Committee will consider potential members’ qualifications to be independent under the NYSE listing standards in accordance with our Corporate Governance Guidelines, and will assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills, and expertise that are likely to enhance our Board’s ability to oversee our affairs and business, including, when applicable, to enhance the ability of committees of our Board to fulfill their duties.

The Nominating and ESG Committee will consider suggestions forwarded by shareholders to our Secretary concerning qualified candidates for election as Directors. To recommend a prospective candidate for the Nominating and ESG Committee’s consideration and potential recommendation to the Board for nomination for Director, a shareholder may submit the candidate’s name and qualifications to our Secretary, Aaron M. Kitlowski, at the following address: 3300 Enterprise Parkway, Beachwood, Ohio 44122. The Nominating and ESG Committee has not established specific minimum qualifications that a candidate must have to be recommended to our Board. However, in determining qualifications for new Directors, the Nominating and ESG Committee considers those guidelines described above. The Nominating and ESG Committee will consider a pool of potential Board candidates established from recommendations from shareholders and third parties, including management and current Directors, as well as pursuant to the investor rights agreement described above under the caption “Transactions with the Otto Family.” The Nominating and ESG Committee may, in its discretion, retain a search consultant to supplement the pool of potential Board candidates considered for nomination.

Our Code of Regulations sets forth the requirements with respect to the nomination of candidates for Director by shareholders.

Proxy Access

Our Code of Regulations provides proxy access pursuant to which a shareholder or group of up to 20 shareholders satisfying specified eligibility requirements may include Director nominees in our proxy materials for annual meetings. To be eligible to use proxy access, such shareholders must, among other requirements:

•	have owned common shares equal to at least 3% of the aggregate of our issued and outstanding common shares continuously for at least three years;

•	represent that such shares were acquired in the ordinary course of business and not with the intent to change or influence control and that such shareholders do not presently have such intent; and

•

provide a notice requesting the inclusion of Director nominees in our proxy materials and provide other required information to us not more than 150, or less than 120, days prior to the anniversary of the date that we issued our proxy statement for the prior year’s annual meeting of shareholders (unless the date for the upcoming annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary date of the prior year’s annual meeting in which case the notice must be received not later than the close of business on the later of the 150th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made).

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The maximum number of Director nominees that may be submitted pursuant to these provisions may not exceed 20% of the number of Directors then in office but in no event shall such maximum number be less than two.

Majority Vote Standard

Consistent with best corporate governance practices, the Company’s Articles of Incorporation provide for a majority vote standard in uncontested elections and a plurality vote standard in contested elections of Directors. An election of Directors is contested when the number of nominees for election as a Director exceeds the number of Directors to be elected. Under a majority vote standard, each vote is specifically counted “For” or “Against” the Director nominee’s election and an affirmative majority of the total number of votes cast “For” or “Against” a Director nominee will be required for election. Shareholders are entitled to abstain with respect to the election of a Director nominee. With respect to the election of Directors, broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

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3. Board Governance

Board Leadership

Mr. Ahern serves as Chairman of the Board. The position of Chairman of the Board is a non-executive officer position and is expected to be held by a non-management, independent Director. The Chairman of the Board has the following responsibilities, among others as may be determined by our Board:

•	Ensure that our Board fulfills its oversight and governance responsibilities;

•	Consult and advise on any operational matters as requested by our CEO;

•	Serve as liaison between the Company’s management and the non-management Directors;

•	Coordinate the Board’s annual review of, and input on, the Company’s strategic plan;

•	Assist the Nominating and ESG Committee on corporate governance matters, such as the nomination of Board members, committee membership and rotation, and management succession planning;

•	Preside over meetings of our shareholders if the President is unavailable; and

•	Provide leadership to our Board, set the agenda for, and preside over, Board meetings and executive sessions of the independent and non-management Directors.

We believe that an independent Chairman of the Board, separate from our CEO, recognizes the time, effort and commitment that our CEO is required to devote to his position and to fulfill his responsibilities and the independent oversight required by our Chairman of the Board. This structure also enables our Board as a whole to fulfill its responsibility to oversee the risks presented by the Company’s long-term strategy, business plan and model.

Meetings of Our Board

During the fiscal year ended December 31, 2020, our Board held six meetings and undertook four written actions. Each of our Directors attended at least 75% of the aggregate of (i) the number of meetings of the Board that were held during the period that such person served on the Board and (ii) the number of meetings of committees of the Board held during the period that such person served on such committee. As stated in our Corporate Governance Guidelines, all Directors are expected to attend the Annual Meeting. All of our Directors nominated for election virtually attended the Annual Meeting of Shareholders in May 2020. Our Board conducts and reviews its operations through a self-assessment process on an annual basis.

Meetings of Non-Management and Independent Directors

The non-management Directors meet in executive session in conjunction with each regularly scheduled Board meeting. These meetings are chaired by the Chairman of the Board. In addition, as required by our Corporate Governance Guidelines, the independent Directors meet at least once per year to the extent our Board includes one or more non-management Directors who are not independent.

Committees of Our Board

During 2020, our Board had the committees described below. Our Board has approved the written charters of the Audit Committee, the Compensation Committee and the Nominating and ESG Committee, which, along with our Corporate Governance Guidelines, are posted on our website at www.sitecenters.com, under “Governance” in the “Investor Relations” section. Each of the Audit Committee, Compensation Committee and Nominating and ESG Committee conducts a self-evaluation and review of its charter annually and reports the results of these evaluations and reviews to our Board. As a result of the annual review performed during 2020, the Nominating and Corporate Governance Committee was renamed the Nominating and ESG Committee in order to reflect the committee’s responsibility in reviewing our environmental, social and governance initiatives and policies. The information contained on or accessible through our website is not incorporated by reference into this Proxy Statement, and you should not consider such information to be part of this Proxy Statement.

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Audit Committee

Responsibilities: The Audit Committee assists our Board in overseeing: the integrity of our financial statements; our compliance with legal and regulatory requirements; our independent registered public accounting firm’s qualifications and independence; the performance of our internal audit function and our independent registered public accounting firm; and the assessment and management of enterprise risk. The Audit Committee also prepares the Audit Committee Report included in our annual proxy statement.

Independence: All of the members of the Audit Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Audit Committee, in accordance with our Corporate Governance Guidelines. Our Board has determined that each current member of the Audit Committee and each member that served on the Audit Committee in 2020 is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the federal securities laws other than Ms. Abraham, who otherwise meets audit committee financial literacy requirements.

Meetings: The Audit Committee held eight meetings in 2020.

Members: • Ms. DeFlorio (Chair) • Mr. Ahern • Ms. Abraham • Ms. Sweeney

Compensation Committee

Responsibilities: The Compensation Committee: reviews and approves compensation for our executive officers; reviews and recommends to our Board compensation for Directors; oversees the Company’s compensation and executive benefit plans, including those under which executive officers and Directors receive benefits; reviews and discusses with management the Compensation Discussion and Analysis and produces the Compensation Committee Report in our annual proxy statement. The Compensation Committee engages a compensation consultant to assist in the design of the executive compensation program and the review of its effectiveness, as further described below under the caption “Compensation Discussion and Analysis.” The CEO makes recommendations to the Compensation Committee regarding compensation for executive officers other than himself for approval by the Compensation Committee, and the Compensation Committee delegates to senior management the authority to administer certain aspects of the compensation program for non-executive officers. In addition, the Compensation Committee may form subcommittees of at least two members for any purpose it deems appropriate and may delegate to the subcommittees any of its power and authority that the Compensation Committee deems appropriate.

Independence: All of the members of the Compensation Committee are independent as defined in the rules and regulations of the SEC and the NYSE listing standards, including with respect to service on the Compensation Committee, in accordance with our Corporate Governance Guidelines.

Meetings: The Compensation Committee held five meetings and took written action on four occasions in 2020.

Members: • Mr. Ahern (Chair) • Ms. DeFlorio • Ms. Sweeney

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Nominating and ESG Committee

Responsibilities: The Nominating and ESG Committee: identifies individuals qualified to become members of our Board and recommends to our Board the persons to be nominated as Directors at each annual meeting of shareholders; recommends to our Board qualified individuals to fill vacancies on our Board; reviews and recommends to our Board qualifications for committee membership and committee structure and operations; recommends Directors to serve on each committee; develops and recommends to our Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to our corporate governance; reviews our ESG initiatives and policies; oversees compliance with, and reviews and makes recommendations regarding any waivers under, our Code of Business Conduct and Ethics with respect to officers and Directors; and leads our Board in its annual review of the performance of our Board.

Independence: All of the members of the Nominating and ESG Committee are independent as defined in the NYSE listing standards and in accordance with our Corporate Governance Guidelines.

Meetings: The Nominating and ESG Committee held four meetings in 2020.

Members: • Mr. MacFarlane (Chair) • Ms. Abraham • Dr. Finne

Dividend Declaration Committee

Responsibilities: As may be authorized by the Board, the Dividend Declaration Committee determines if and when we should declare dividends on our capital shares and the amount thereof, consistent with the dividend policy adopted by our Board.

Meetings: The Dividend Declaration Committee did not meet during 2020. The Dividend Declaration Committee took written action on four occasions in 2020.

Members: • Mr. Lukes (Chair) • Mr. Ahern • Dr. Finne

Pricing Committee

Responsibilities: The Pricing Committee (or duly appointed subcommittee thereof) is authorized to approve the timing, amount, price and terms of offerings of our debt and equity securities.

Meetings: The Pricing Committee did not meet in 2020.

Members: • Mr. Lukes (Chair) • Mr. Ahern • Ms. DeFlorio

Risk Oversight

Management is responsible for the day-to-day management of risks, while the Board, as a whole and through our Audit Committee, is responsible for overseeing the risk assessment and risk management functions of the Company. The Board has delegated responsibility for reviewing our policies with respect to risk assessment and risk management to our Audit Committee through its charter. The Board has determined that this oversight responsibility can be most efficiently performed by our Audit Committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions, systems of internal control over financial reporting, security of information technology systems and data, and legal, ethical and regulatory compliance. Our Audit Committee regularly reports to the Board with respect to its oversight of these areas.

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Compensation of Directors

Director Compensation Program

During 2020, our non-employee Directors were compensated in the form of an annual cash retainer and an annual stock retainer, which were intended to align the interests of our Directors and our shareholders, as shown below.

COMPONENT	ANNUAL AMOUNT	PAYABLE
Annual Stock Retainer	Equal in value to $100,000	Quarterly in common shares
Annual Cash Retainer	$50,000	Quarterly in cash or common shares, at the Director’s election

Non-employee Directors are also paid fees for service on certain committees as set forth below and for service as the Chairman of the Board. The Director who serves as the Chairman of the Board receives an annual fee of $100,000 in addition to the fees paid to all non-employee Directors. Fees are paid to committee members, the respective committee chairs and the Chairman of the Board in quarterly installments in the form of cash or common shares, at the Director’s election. Each Director is also reimbursed for expenses incurred in attending meetings because we view meeting attendance as integrally and directly related to the performance of the Directors’ duties.

	ANNUAL FEE
COMMITTEE	CHAIR ($)	OTHER MEMBER ($)
Audit Committee	40,000	25,000
Compensation Committee	40,000	25,000
Nominating and ESG Committee	30,000	20,000
Dividend Declaration Committee	—	—
Pricing Committee	—	—

2020 Director Compensation

In accordance with the compensation program described above, our non-employee Directors received the following compensation during 2020:

DIRECTOR NAME	FEES EARNED OR PAID IN CASH ($)		STOCK AWARDS ($)(1)	TOTAL ($)
Terrance R. Ahern	215,000		100,017	315,017
Linda B. Abraham	95,018	(2)	100,017	195,035
Jane E. DeFlorio	115,000		100,017	215,017
Thomas Finne	70,000		100,017	170,017
Victor B. MacFarlane	80,014	(2)	100,017	180,031
Alexander Otto	50,000		100,017	150,017
Dawn M. Sweeney(3)	100,016		100,017	200,033

(1)	The amounts reported in this column reflect the aggregate grant date fair value, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), for stock awards granted quarterly to each of the non-employee Directors in 2020, based upon the closing price of our common shares on the dates of grant. The grant date fair values of the stock awards made to each Director in 2020 were as follows: $12.99 on February 15, 2020 (1,925 shares); $4.65 on May 15, 2020 (5,377 shares); $8.06 on August 15, 2020 (3,102 shares); and $9.20 on November 15, 2020 (2,718 shares).

(2)	The amounts reported in this column for Ms. Abraham and Mr. MacFarlane were paid in common shares.

(3)	The cash and stock awards listed for Ms. Sweeney were deferred into the Director’s Deferred Compensation Plan and converted into units that are the economic equivalent of common shares, as further described below.

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Directors’ Deferred Compensation Plan

Non-employee Directors have the right to defer the receipt of all or a portion of their fees pursuant to our Directors’ Deferred Compensation Plan. Our Directors’ Deferred Compensation Plan is an unsecured, general obligation of the Company. Participants’ contributions are converted to units, based on the market value of our common shares, so that each unit is the economic equivalent of one common share but without voting rights. Settlement of units is made in cash, common shares or a combination of both (as permitted by the plan administrators) at a date determined by the participant at the time a deferral election is made. Prior to settlement, each unit earns dividend equivalents in an amount equal to any dividends paid on our common shares during the deferral period. We have established a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under the plan. Common shares equal to the number of units credited to participants’ accounts under the plan are contributed to the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors of the Company. During their terms as Directors, Messrs. Ahern and MacFarlane and Ms. Sweeney have deferred compensation represented by the following number of units as of December 31, 2020:

DIRECTOR NAME	NUMBER OF UNITS UNDER THE DIRECTORS’ DEFERRED COMPENSATION PLAN	VALUE OF UNITS ($)(1)
Terrance R. Ahern(2)	121,825	1,232,871
Victor B. MacFarlane	54,089	547,384
Dawn M. Sweeney	41,957	424,613

(1)	Based on the closing price of our common shares on December 31, 2020 of $10.12.

(2)	In February 2021, 52,045 of these units were settled in common shares.

Director Stock Ownership Guidelines

Each non-employee Director must own common shares or common share equivalents with an aggregate market value of no less than five times the cash portion of the annual retainer paid to a Director (or $250,000 worth of shares). This ownership requirement generally must be met no later than the fifth anniversary of the date restricted shares or common shares comprising a component of the Director’s compensation are first granted to the Director, and on each December 31st thereafter. Our Board established this particular level of stock ownership for our non-employee Directors in order to align the interests of our non-employee Directors with the investment interests of our shareholders. To this end, and unless otherwise approved by the Nominating and ESG Committee, each non-employee Director is required to retain at least 50% of the common shares and common share equivalents received by the Director as compensation until such time as the minimum share ownership requirement has been satisfied. Common share units acquired by Directors under our deferred compensation plans constitute common share equivalents and count toward satisfying the stock ownership guidelines. All Directors were in compliance with the Director stock ownership guidelines as of December 31, 2020.

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Security Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2021, except as otherwise disclosed in the notes below, by (1) our Directors, (2) our named executive officers, and (3) our current executive officers and Directors, as a group. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

DIRECTORS AND MANAGEMENT	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(5)
David R. Lukes	289,808	(1)	*
Linda B. Abraham	36,964	(2)	*
Terrance R. Ahern	339,117	(2)	*
Jane E. DeFlorio	32,353		*
Conor M. Fennerty	13,721	(1)	*
Thomas Finne	61,092		*
Victor B. MacFarlane	93,804	(2)	*
Alexander Otto	38,317,702	(3)	19.8
Dawn M. Sweeney	23,394	(2)	*
Christa A. Vesy	101,362	(1)(4)	*
Michael A. Makinen	168,120	(1)(6)	*
All Current Executive Officers and Directors as a Group (10 persons)	39,309,317		20.3

*	Less than 1%

(1)	Does not include 460,712, 45,929, 19,986 and 39,582 RSUs credited to the accounts of Messrs. Lukes, Fennerty and Makinen and Ms. Vesy, respectively, which will vest in future periods pursuant to their terms. Each unit is the economic equivalent of, and settled with, one common share, but does not confer current dispositive or voting control of any common shares prior to its vesting.

(2)	Does not include 70,366, 54,349, 3,958 and 46,219 stock units credited to the accounts of Messrs. Ahern and MacFarlane and Mses. Abraham and Sweeney, respectively, pursuant to our Directors’ Deferred Compensation Plan. Each unit is the economic equivalent of one common share, but does not confer current dispositive or voting control of any common shares.

(3)	For information regarding Mr. Otto’s beneficial ownership, see “Corporate Governance and Other Matters—Security Ownership of Certain Beneficial Owners.”

(4)	Includes 38,230 common shares subject to compensatory stock options exercisable on or prior to April 22, 2021.

(5)	Percentages are calculated based on 193,373,697 of our common shares outstanding as of February 21, 2021.

(6)	Beneficial ownership information for Mr. Makinen is provided as of September 23, 2020, his last date of service as an executive officer of the Company, based on his Form 4 filing with the SEC on March 23, 2020, plus 257,168 shares granted to Mr. Makinen in December 2020 in connection with the settlement of his performance-based RSU awards, less 137,019 shares withheld by the Company in December 2020 to satisfy Mr. Makinen’s tax obligations with respect to this performance-based RSU settlement and certain other outstanding equity awards.

Environmental, Social and Governance Highlights

SITE Centers is a self-administered and self-managed REIT engaged in the business of acquiring, owning, developing, redeveloping, leasing and managing shopping centers. We aspire to be a good corporate citizen, maintain an exciting workplace for our employees, operate our properties sustainably and engage with the many communities we serve, while driving value creation and favorable returns for our shareholders. Our ESG initiatives are detailed in our annual Corporate Responsibility and Sustainability Report (the “Report”), which can be found in the “Sustainability” section of our website at www.sitecenters.com. Our most recent Report was completed in accordance with Global Reporting Initiative (“GRI”) standards and includes disclosures with respect to certain Sustainability Accounting Standards Board (“SASB”) standards. Below are some of the highlights of this Report along with recent recognition and accomplishments with respect to our ESG initiatives.

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Recent Recognition

•	Included in Newsweek’s list of America’s Most Responsible Companies both in 2020 and 2021.

•

Included in the 2021 Bloomberg Gender-Equality Index (“GEI”) comprised of public companies committed to transparency in gender-data reporting and which have exhibited performance on certain gender-data metrics.

•

Rated “Green Star” by GRESB (Global Real Estate Sustainability Benchmark) for our sustainability benchmark results with an above average rating relative to our peer group with respect to our level of public ESG disclosures.

•	Recognized as a Green Lease Leader (Silver Level) by the U.S. Department of Energy and The Institute for Market Transformation for our development and implementation of green leases.

Environmental

•

Energy Efficiency and LED Lighting. We conduct quarterly reviews of energy usage at our properties to identify opportunities and strategies for improving energy efficiency. Our greatest usage of electricity relates to the maintenance of the exterior common areas at our properties. In order to generate significant energy savings and provide better lighting levels for our tenants and customers, we have converted old parking lot lighting technology to LED lighting at substantially all of our wholly-owned properties. We also installed smart lighting controls at the vast majority of our wholly-owned properties in order to minimize unnecessary lighting of common areas during off hours.

•

Renewable Energy/Carbon emission reduction. We are exploring the expansion of our existing solar power program in order to offset our use of non-renewable energy sources in the common areas of certain of our shopping centers. We also continue to partner with vendors and utility companies to expand our EV charging stations in our centers.

•

Energy Efficient Roofing. Large expansive parking lots and dark colored roofs can impact local air temperature through what is commonly referred to as the “urban heat island effect”. To mitigate our properties’ contribution to this phenomenon, we have implemented a policy to install white reflective roofs as part of any roof replacement project that takes place across our portfolio and to add insulation to increase existing R ratings. White roof membranes limit the amount of the sun’s energy absorbed into the structure of our buildings, thereby reducing the urban heat island effect, decreasing the cooling costs of our tenants and reducing demand on local electrical grids. We added approximately 550,000 square feet of white roofing to our wholly-owned portfolio during 2020, and approximately 47% of the roofing square footage of our wholly-owned portfolio was comprised of white roofing materials as of December 31, 2020.

•

Waste Reduction and Diversion. We work with waste providers to maximize recycling and the amount of tenant waste generated at our properties diverted away from landfills. During 2020, we diverted approximately 34% of the waste generated by our tenants at our wholly-owned properties away from landfills.

•

Water Conservation. We employ water conservation strategies when practical, including xeriscaping, rain water collection, re-use of grey water for chiller systems, drip irrigation installations, native landscaping, reclaimed water and smart metering.

•

Green Lease Platform. We aim to include green lease standards in our new lease agreements with tenants whenever possible. Green leasing provisions allow us to engage with our tenants on the amount and cost of their utility usage and partner with them on the pursuit of renewable energy opportunities at our properties. In 2020, approximately 79% of new leases executed at wholly-owned properties contained green lease language.

Social and Human Capital Management

•

COVID-19 Pandemic Workplace Response and Remote Work Environment. In response to the COVID-19 pandemic, beginning in March 2020, we provided employees with the equipment and resources needed for them to perform their responsibilities in a remote working environment. While we reopened our corporate headquarters on a voluntary-return basis in October, most employees continued to work remotely as of the end of the first quarter of 2021. In contemplation of our eventual return to the office environment, we implemented a flexible Work From Home policy designed to allow employees to work up to two days per week from home throughout the year.

•

COVID-19 Property Management Response. In response to the COVID-19 pandemic, we instituted property level cleaning and disinfection protocols and developed vendor specific protocols across the portfolio to ensure a safe and clean environment for tenants, patrons and members of the community. We also conducted a tenant survey to understand the evolving impact of the pandemic on tenant businesses, their needs for curbside pick-up infrastructure and changes in patron shopping habits.

20	SITE Centers Corp. ï 2021 Proxy Statement

•

Employee Engagement Survey and Tenure. We engaged Gallup, Inc. in 2020 to survey the level of our workforce engagement. 97% of our employees participated in the survey and the Company scored in the top half of Gallup’s overall client database and in the top quartile of companies taking the survey for the first time. Support for our work environment is also evidenced by our relatively low levels of voluntary attrition with approximately 78% of our employees having been with the Company for over 5 years and 54% for over 10 years.

•

Gender Diversity Initiatives. We promote a diverse and inclusive culture through the organization’s Women of Influence program, which nurtures the development of women across the Company through mentoring programs, cross-function relationship building, networking and speaker events, and charitable giving initiatives. At the end of 2020, women represented approximately 62% of our workforce and 44% of our managers (defined by reference to the EEO-1 job class categories to include executive/senior-level officials and managers and first/mid-level officials and managers).

•

Racial Diversity and Social Justice Initiatives. At the end of 2020, the ethnicity of our workforce was approximately 73% White, 13% Hispanic, 11% Black, 1% Asian, and 2% Other (in accordance with EEO-1 categories and methodology) and members of ethnic and racial minorities represented approximately 13% of our managers. In response to national events, in 2020 we implemented the SITE HELPERS (Humility, Empathy, Listening, Process, Education, Reconciliation and Support) initiative in order to facilitate a discussion regarding social justice within our Company and to better understand the perspectives of the diverse members of our workforce.

•

Employee Benefits. We promote employee health and well-being by providing access to a competitive and comprehensive benefits program, a state-of-the-art fitness center located at our Beachwood, Ohio office staffed by a certified fitness and yoga instructor, our Make It Happen wellness program, flex time and summer hours, and scholarship opportunities for employees’ families.

•

Community Involvement. We support the communities in which we live through our strategic partnership with Ronald McDonald House Charities, implementation of our YOUnity program to support our employees’ charitable giving and enable efficient Company matching, and our Community Service Day Program, which allows employees to donate two paid workdays each year to charitable organizations of their choice. In 2020, the Company and its employees donated approximately $274,000 to charitable organizations of their choice.

•

Vendor Conduct. We require that our property operations vendors agree to a vendor code of conduct and comply with terms and conditions that are designed to promote fair wages, adherence to applicable labor laws and high ethical standards.

Governance

•

Board Diversity. Our Board values diversity in experience, professional background, tenure and gender. Three of our eight Directors (38%) are women, one of our Directors (12%) is African American, half of our Directors have served on the Board for fewer than five years, and seven of our eight Directors (88%) qualify as independent within the meaning of NYSE rules.

•	ISS Governance Rating. We maintained a governance QualityScore of 1 in 2020, representing Institutional Shareholder Services’ highest possible governance rating.

•	Proxy Access. As discussed elsewhere in this Proxy Statement, we have adopted customary proxy access provisions and a majority vote standard in uncontested elections of Directors.

•

Shareholder Amendments. Our Code of Regulations can be amended by the affirmative vote of shareholders owning a majority of our common shares issued and outstanding on the applicable record date at any meeting of shareholders called for such purpose.

•

Annual Director Elections. We do not have a classified Board. We are incorporated under the laws of the State of Ohio and, unlike many REITs incorporated in Maryland, we cannot classify our Board without shareholder consent.

•

Control Share Act Opt-out. We have opted out of the Ohio Control Share Act, which requires that an investor seeking to acquire shares in excess of certain ownership thresholds first obtain consent from disinterested shareholders.

SITE Centers Corp. ï 2021 Proxy Statement	21

4. Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

Proposal Summary and Board Recommendation

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, we are asking you to cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including in the “Compensation Discussion and Analysis,” compensation tables and related narratives and descriptions of our Proxy Statement for the 2021 Annual Meeting of Shareholders, is hereby APPROVED.

This advisory vote, commonly known as a “Say-on-Pay” vote, gives you the opportunity to express your views about the compensation we pay to our named executive officers, as described in this Proxy Statement. The Board believes that our executive compensation program is designed appropriately and working effectively to help ensure that we compensate our named executive officers for the achievement of annual and long-term performance goals which will enhance shareholder value. Before you vote, please review the sections captioned “Compensation Discussion and Analysis” and “Executive Compensation Tables and Related Disclosure” below. These sections describe our named executive officer pay programs and the rationale behind the decisions made by our Compensation Committee.

You may vote “FOR” or “AGAINST” the resolution or abstain from voting on the resolution. The result of the Say-on-Pay vote will not be binding on us or our Board; however, the Board values the views of our shareholders. The Board and Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

This non-binding advisory vote is currently scheduled to be conducted every year. The next Say-on-Pay vote is expected to take place at our 2022 Annual Meeting of Shareholders.

BOARD RECOMMENDATION:

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION  OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We believe that you should vote “FOR” the approval, on a non-binding, advisory basis, of our named executive officer compensation, which, as described more fully under the section captioned “Compensation Discussion and Analysis,” we have designed to have strong links to performance. At-risk elements such as annual incentives and long-term equity incentives comprise a significant portion of our overall executive remuneration. For these incentive plans, we establish performance metrics and objectives so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting requirements of time-based RSU awards are designed to encourage the retention of our named executive officers and ownership that results in business decisions that build long-term shareholder value and thus stock price appreciation.

Although our Compensation Committee adopted an annual incentive compensation program in February 2020 comprised of both quantitative and qualitative performance measures to govern the level of executive incentive compensation for 2020, the Compensation Committee subsequently decided that the quantitative elements of the program were ineffective to appropriately incentivize or measure management’s performance in 2020 as a result of the unforeseen impact of the COVID-19 pandemic on our business. As a result, in early 2021, the Compensation Committee effectively replaced the quantitative elements of our 2020 annual incentive compensation program with an expanded qualitative evaluation of our executives’ performance and considered the actions discussed in the section captioned “Compensation Discussion and Analysis—2020 Compensation Program—Annual Incentive Compensation Decisions” below in determining the appropriate level of annual incentive compensation earned by our named executive officers in 2020. We believe you should vote “FOR” the approval of the 2020 compensation of our named executive officers because it recognizes the decisive actions taken by

22	SITE Centers Corp. ï 2021 Proxy Statement

our management team in response to the COVID-19 pandemic and appropriately reflects the benefit of those actions on stabilizing our operations during the pandemic and maximizing our long-term prospects.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Proxy Statement for the 2021 Annual Meeting of Shareholders for filing with the SEC.

Compensation Committee Terrance R. Ahern, Chair Jane E. DeFlorio Dawn M. Sweeney

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2020 were Terrance R. Ahern, Jane E. DeFlorio, and Dawn M. Sweeney. None of our executive officers serves or has served on the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity for which any of Mr. Ahern or Mses. DeFlorio or Sweeney at the same time serves or served as executive officer. Also, none of our executive officers serves or served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity, one of whose executive officers at the same time serves or served as a member of our Board.

SITE Centers Corp. ï 2021 Proxy Statement	23

5. Compensation Discussion and Analysis

Overview

In this section of the Proxy Statement, we explain and discuss our 2020 executive compensation program. This discussion is also intended to describe our compensation policies with respect to our executive officers and to provide a review of our compensation decisions for 2020. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the Chief Executive Officer, or CEO, and the other executive officers named in the “2020 Summary Compensation Table” below. We refer to the executive officers included in that table, namely Mr. Lukes (our CEO), Mr. Fennerty (our Chief Financial Officer) and Ms. Vesy (our Chief Accounting Officer) as our “named executive officers”. Our named executive officers for 2020 also include Mr. Makinen, our former Chief Operating Officer, whose employment with us ended in December 2020.

The Compensation Committee of our Board, referred to in this section as the “Committee,” generally designs and administers our executive compensation program. All principal elements of compensation paid to our named executive officers are subject to approval by the Committee.

Executive Summary

2020 Performance Highlights

Beginning in March 2020, the COVID-19 pandemic had a significant impact on our business and operations. Facilitated by significant recent investments in our information technology systems and an accelerated distribution of additional equipment to our employees, we moved quickly to protect the health and safety of our employees and the continuity of operations by moving to a remote working environment in mid-March 2020 and most employees continued to work remotely as of the end of the first quarter of 2021. We also implemented heightened cleaning and disinfection protocols and installed social distancing and hygiene signage at our properties consistent with Centers for Disease Control and Prevention guidelines, adopted vendor COVID-19 operating protocols to promote safe and responsible operations by third parties providing services at our properties and worked with tenants to facilitate curbside pickup of online purchases.

The pandemic also had a significant impact on our financial results as many tenants at our properties experienced reductions in foot traffic and sales and failed to pay all or a portion of their rental obligations for one or more months. In response to these impacts, we negotiated over 600 pandemic-related lease amendments and rent deferral (and, in limited cases, rent abatement) arrangements with tenants which helped our tenants to stabilize their operations by better matching the timing of their lease obligations and cash flows. In exchange, we received valuable concessions from many of these tenants in the forms of extensions of lease terms, relief from co-tenancy provisions and the reduction of contractual restrictions on our ability to lease or make other changes at our properties. Where tenants were slow or unwilling to reasonably engage with us to address and resolve unpaid rent obligations, we sent default notices and filed litigation against national and local tenants. As a result of these actions, as of March 4, 2021, our tenants had paid approximately 81%, 88% and 95% of aggregate base rents on a pro rata basis for the second, third and fourth quarters of 2020, respectively, which compared favorably to the collection rates of many of our retail real estate company peers.

Our Company’s response to the COVID-19 pandemic also benefitted from several key initiatives we had pursued during recent years. As a result of the Company’s debt reduction strategy and disciplined balance sheet management, including recent refinancings of near-term maturities and limited commitments to large capital expenditure projects, the Company maintained significant liquidity throughout the pandemic. The Company’s near-term liquidity profile was further bolstered during 2020 through the repayment of the Company’s 4.625% Senior Notes due 2022, the suspension of the Company’s second and third quarter dividend payments and the resolution of the Company’s preferred investments in the Blackstone joint ventures which provided additional cash resources at closing. Efforts to improve the quality of the Company’s portfolio in recent years through acquisitions, dispositions and the spin-off of Retail Value Inc. (“RVI”) also better positioned the Company to backfill vacancies resulting from pandemic-related tenant closures and bankruptcies, and the Company witnessed strong leasing volumes and momentum in late 2020.

Finally, we strengthened and streamlined our organizational structure by executing a new four-year employment agreement with our CEO, Mr. Lukes, and eliminating our Chief Operating Officer position. These moves reflect the Board’s confidence

24	SITE Centers Corp. ï 2021 Proxy Statement

in the leadership of our continuing named executive officers, the strength of our department leaders and the more focused size of our overall portfolio. We believe that support for the Company’s performance and its leadership is evidenced by the recent relative performance of our common stock and feedback from the investment community. From December 14, 2017, the date on which the Company commenced the implementation of its strategy to improve the quality of its portfolio and balance sheet with the announcement of its plan to spin off RVI, through close of trading on February 26, 2021, the TSR on the Company’s common shares was 11.3% compared to a return of -2.4% for the FTSE NAREIT Shopping Center Index.

2020 Annual Incentive Compensation Program Overview

In early February 2020, the Committee adopted an annual performance-based incentive compensation program for our named executive officers which was based upon a combination of quantitative and qualitative performance measures. Pursuant to the program, 60% of our CEO’s and 50% of our other named executive officers’ annual incentive award for 2020 was to be linked to the Company’s performance during the year with respect to two key financial metrics: Operating FFO and Adjusted EBITDA. The remainder of the annual incentive award program involved a qualitative assessment of each named executive officer’s performance, with substantial consideration given to the achievement of pre-identified goals for which each participating executive was individually responsible. The Committee extensively considered the earnings guidance issued by the Company in early February 2020, including guidance with respect to 2020 Operating FFO results, in establishing performance thresholds and targets for the Operating FFO and Adjusted EBITDA components of the 2020 incentive compensation program.

Beginning in March 2020, the COVID-19 pandemic had a significant impact on the communities in which our properties, tenants and employees are located. A large number of tenants ceased operations for a period of time, failed to make one or more rent payments, sought the deferral or abatement of rent obligations and, in some cases, permanently closed or declared bankruptcy. Like a substantial majority of the Company’s peers, in late March 2020, the Company recognized the severe and protracted impact the pandemic would have on its financial results and elected to withdraw its earnings guidance for 2020, including guidance for 2020 Operating FFO which the Committee had utilized to establish the quantitative elements of the 2020 incentive compensation program.

In light of these highly unusual circumstances, the Committee recognized during the course of 2020 that the originally-established financial metrics for the annual incentive compensation program no longer provided an appropriate incentive for management or a reasonable method by which to measure executives’ actual performance in 2020. As a result of continuing uncertainty caused by the pandemic, the Committee determined that the best course of action was to delay consideration of how to properly review and reward management for their actual performance during 2020 until early 2021, when the Committee would have more complete information about the pandemic, the success of the actions management took during 2020 to address the impact of the pandemic on the Company’s business and our actual financial and operational results. In February 2021, the Committee took action to effectively replace the quantitative components of the annual incentive program with an expanded, overarching, subjective and qualitative evaluation of the executives’ actual performance to determine the appropriate level of 2020 incentive compensation. In evaluating executives’ performance, the Committee considered many of the actions and achievements highlighted above and discussed in greater detail in the section of this Compensation Discussion and Analysis below titled “2020 Compensation Program—Annual Incentive Compensation Decisions”. Following its evaluation of the executives’ performance, the Committee approved annual incentive payments to our named executive officers for 2020 at the following levels:

NAMED EXECUTIVE OFFICER	ANNUAL INCENTIVE TARGET ($)	ACTUAL ANNUAL INCENTIVE AWARD PAYOUT ($)
David R. Lukes	1,350,000	1,350,000
Conor M. Fennerty	300,000	300,000
Christa A. Vesy	285,000	285,000
Michael A. Makinen	500,000	237,705

These payout results reflect the Committee’s overall qualitative assessment of each named executive officer’s performance for 2020, but as a technical matter consist of both implementation of the original qualitative assessment

SITE Centers Corp. ï 2021 Proxy Statement	25

portions of the original program design (40% for Mr. Lukes and 50% for each of the other awardees) plus the Committee’s discretionary adjustment to the quantitative financial portions of the original program design (60% for Mr. Lukes and 50% for each of the other awardees).

Further, in accordance with the terms of Mr. Lukes’ new employment agreement, in October 2020, Mr. Lukes elected to receive his 2020 annual incentive compensation payout entirely in the form of service-based RSUs. Mr. Lukes’ new employment agreement is described in further detail below. As a result of this decision, on February 22, 2021, Mr. Lukes received 132,549 RSUs generally subject to a ratable three-year vesting schedule based on the trailing ten-day average closing price of our common shares of approximately $12.22 per share and reflecting a 20% increase to the value of his 2020 annual incentive award payout in part to comply with the rules and regulations under Section 409A of the Internal Revenue Code and to account for the additional vesting requirements of the RSUs. In accordance with their employment agreements, annual incentive payments were provided to Messrs. Fennerty and Makinen (on a pro-rated basis for Mr. Makinen based on the number of days he was employed by the Company in 2020) in cash and to Ms. Vesy in a combination of cash and RSUs generally subject to a three-year vesting period.

New Employment Agreement with Chief Executive Officer

In September 2020, we entered into a new employment agreement with Mr. Lukes which replaced his March 2017 employment agreement that was scheduled to expire in March 2021. The Committee continues to believe that fixed-term employment agreements are appropriate for our executives because they give the Company the opportunity at the end of the contract term to reconsider the composition of its leadership team, evaluate the Company’s executive compensation program against its peers, align the structure of the Company’s executive compensation program with its current strategy and promote executive retention through new grants of long-term equity. Mr. Lukes’ new employment agreement was designed to balance three essential objectives:

•	retain Mr. Lukes, who we believe is best positioned to lead our Company;

•	incentivize Mr. Lukes to deliver superior returns to our shareholders through the achievement of key financial and operational goals; and

•	help ensure that the cost of our compensation program is reasonable from our shareholders’ perspectives.

More information concerning the terms of Mr. Lukes’ new employment agreement is provided under the section below entitled “Compensation Program Design” as well as under the section entitled “Employment Agreements” in the “Executive Compensation Tables and Related Disclosure” section of this Proxy Statement.

Overview of 2020 Equity Grants and Performance-Based Equity Results

2020 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 2, 2020, Messrs. Lukes, Makinen and Fennerty were granted 238,171, 79,390 and 17,863 performance-based RSUs having “target” values of $3 million, $1 million and $225,000, respectively, subject to a three-year performance period beginning on March 1, 2020 and ending February 28, 2023. In accordance with his employment agreement, on March 2, 2020, Mr. Fennerty also received 11,909 performance-based RSUs having a “target” value of $150,000, subject to a two-year performance period beginning on March 1, 2020 and ending February 28, 2022, and 5,954 performance-based RSUs having a “target” value of $75,000, subject to a one-year performance period beginning on March 1, 2020 and ending February 28, 2021. Mr. Fennerty’s one-year and two-year performance-based RSUs were designed as a “ramp up” to the full three-year performance-based RSU cycle that was provided to Messrs. Lukes and Makinen. These performance-based RSUs (or “PRSUs”) become payable to the executives in common shares at the end of the performance period, if at all, based on the percentile rank of the Company’s TSR measured over the performance period as compared to the TSR of a defined group of peer companies, subject generally to the executives’ continued employment with us. If our TSR does not exceed the 33rd percentile of the peer group during the performance period, no shares will be earned by the participants at the conclusion of the performance period. For these grants, if our TSR is negative during the performance period, the number of shares payable to the executives is reduced by one-third.

2020 Retention-Based RSU Awards. On September 11, 2020, in accordance with the terms of his new employment agreement, Mr. Lukes was granted (1) 190,696 service-based RSUs having a value determined in accordance with the employment agreement of $1.5 million and generally vesting in substantially equal installments on each of the first four anniversaries of the grant date (the “Ratable Vest Upfront RSUs”) and (2) 190,695 service-based RSUs having a value determined in accordance with the employment agreement of $1.5 million and generally vesting on the fourth anniversary of the grant date (the “Cliff Vest Upfront RSUs”). In each case these service-based RSUs are subject generally to Mr. Lukes’

26	SITE Centers Corp. ï 2021 Proxy Statement

continued employment with us on the vesting date. The Committee viewed these new service-based RSUs as the next iteration of the service-based RSUs awarded to Mr. Lukes in connection with his original March 2017 employment agreement; the March 2017 RSU awards had fully vested by March 2021, and the Committee recognized that they did not provide any further retention incentive past that point. For more information about these awards, see “—2020 Compensation Program—Performance-Based and Retention-Based Equity Grants and Results” below.

Settlement of 2017 and 2018 Performance-Based Awards; Realized Pay. On March 1, 2017, in accordance with the terms of his prior employment agreement, the Company granted Mr. Lukes performance shares having a performance period ending on February 28, 2018, PRSUs having a performance period ending on February 28, 2019 and additional PRSUs having a performance period ending on February 28, 2020. The aggregate target value (excluding accrued dividends) of these awards was $3 million. Based on the relative TSR of the Company during the 12-month period ended February 28, 2018, the 24-month period ending February 28, 2019 and the 36-month period ended February 28, 2020, no shares were earned by Mr. Lukes with respect to the one-year performance shares or the two-year and three-year PRSUs having performance periods ending on those dates.

On March 1, 2018, in accordance with the terms of his prior employment agreement, the Company granted Mr. Lukes PRSUs having a performance period ending on February 28, 2021 and a target value of $3 million (excluding accrued dividends). Based on the strength of the Company’s relative TSR during the three-year period ended February 28, 2021, this award paid out at the maximum level in March 2021, and Mr. Lukes received 558,164 common shares (which includes accrued dividends) having a market value of $7,445,914 based on the closing price of the Company’s common shares on February 28, 2021.

The results of these performance-based awards are evidence of the alignment of our compensation program with actual performance. Due to the lagging relative performance of our share price during calendar year 2017, Mr. Lukes earned less compensation through December 31, 2020 than originally intended under our performance-based equity programs. However, as a result of the outperformance of our share price since the time the Company announced the spin-off of RVI in December 2017, the value realized by Mr. Lukes in March 2021 with respect to PRSUs granted to him in March 2018 exceeded the target value originally established by the Committee.

Settlement of Performance-Based Awards for Former Officer. In accordance with the terms of his employment agreement, on March 1st of 2018, 2019 and 2020, the Company granted Mr. Makinen PRSUs having performance periods ending on February 28 of 2021, 2022 and 2023. The aggregate target value (excluding accrued dividends) of these awards was $2.6 million. In connection with his separation from the Company in December 2020, and in accordance with the terms of the award agreements, the Company settled the PRSUs issued to Mr. Makinen based on the percentile rank of the Company’s TSR during the performance periods up to and including Mr. Makinen’s date of separation, resulting in an aggregate payment to Mr. Makinen of 257,168 common shares having a market value of approximately $2.6 million based on the closing price of the Company’s common shares on December 11, 2020 (the last trading day prior to Mr. Makinen’s departure), which amount and value reflect a one-third reduction on account of the Company’s negative TSR during the applicable performance periods.

Investor Outreach

We proactively meet with our largest shareholders from time to time in order to discuss a variety of topics regarding the Company and to give these investors an opportunity to raise questions and provide our management team with feedback. Since January 1, 2020, we have held meetings with 13 of our 25 largest institutional investors who we believe collectively own, together with members of the Otto family, almost 50% of our common shares as of December 31, 2020. Topics of discussion in these meetings often include executive compensation, the composition of our Board of Directors and other corporate governance matters. Based on the discussion of our executive compensation program at these meetings, we believe that these investors understand our executive compensation program and have a favorable view of the alignment of pay and performance created by the program’s significant use of performance-based equity. Based on these meetings, we are not aware of any significant shareholder concerns regarding our pay practices or executive compensation program.

SITE Centers Corp. ï 2021 Proxy Statement	27

Compensation Program Design

Compensation Philosophy and Objectives

Our primary executive compensation objectives are to:

•	attract, retain and motivate executives who are capable of advancing our mission and strategy and ultimately maintain and grow our long-term equity value;

•	reward executives on an annual basis in a manner aligned with our financial performance, organizational objectives and their individual goals;

•	retain and align the management team’s long-term interests with our shareholders’ through long-term service-based and performance-based equity participation and ownership; and

•	ensure that the cost of the compensation program is reasonable to shareholders.

Our compensation program rewards executives for not only delivering superior returns but also for reducing the risk profile of the Company, as well as for achieving financial and non-financial measures of performance that enhance long-term shareholder value. Our executives and the Board have intentionally avoided short-term decisions that might produce inflated short-term shareholder returns in favor of longer term strategies that provide sustainable growth opportunities and enhance net asset value.

Negotiation of New Employment Agreement with CEO

In September 2020, we entered into a new employment agreement with Mr. Lukes, which replaced his March 2017 employment agreement that was scheduled to expire in March 2021. In evaluating the appropriate design and structure of the Company’s new compensation arrangements with Mr. Lukes, the Committee ultimately decided that fixed-term employment agreements remain the most appropriate arrangement with the Company’s executives because they give the Company the opportunity at the end of the contract term to reconsider the composition of its leadership team, evaluate the Company’s executive compensation program against its peers, align the structure of the Company’s executive compensation program with its current strategy and evolving best practices and promote executive retention through new grants of long-term equity.

In negotiating the terms of Mr. Lukes’ new employment agreement, the Committee worked closely with its compensation consultant, Gressle & McGinley. The Committee first focused on determining the appropriate overall level of target compensation for Mr. Lukes. To this end, the Committee reviewed a report prepared by Gressle & McGinley that summarized the total target CEO compensation of our direct shopping center REIT peers, as well as the components of such compensation (salary, bonus and annualized equity). The report focused on 11 other public shopping center REITs which own non-mall retail assets similar to those of the Company and which have comprised the group of peer companies used to measure the Company’s relative TSR performance for the purpose of the annual performance-based RSU awards granted to management in 2017 through 2020 (specifically, Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., RPT Realty, Urban Edge Properties and Weingarten Realty Investors). In addition, the Committee considered the report’s evaluation of the relationship between company size and actual CEO compensation for the disclosed entities based on information reported in proxy statements using a regression analysis. In developing Mr. Lukes’ new employment agreement, the Committee focused on developing a target annual value equal to 25% of the aggregate total target compensation anticipated to be provided to Mr. Lukes under the full four-year term of his new employment agreement, which the Committee referred to as Target Annualized Compensation. Based on the Committee’s consideration of the data referred to above, and following negotiations with Mr. Lukes, the Committee set the Target Annualized Compensation for Mr. Lukes at approximately $6.0 million, which placed Mr. Lukes at approximately the 72nd percentile of the 11-company peer group and was relatively comparable to the $5.95 million target annualized value provided for under Mr. Lukes’ original March 2017 employment agreement (which represented the 74th percentile of peer chief executive compensation at the time of the 2017 benchmarking study).

28	SITE Centers Corp. ï 2021 Proxy Statement

The Committee then considered how this target level of total compensation should be allocated among salary, annual incentive compensation, performance-based equity and service-based equity. In allocating amounts between short-term and long-term compensation, and between cash and equity, the Committee had several objectives:

•

A significant portion of the target total compensation should be “at risk” based on performance related to annual financial and strategic objectives (for the annual bonus) and multi-year performance metrics (for long-term equity);

•	A significant annual bonus should be available for exceeding financial and strategic objectives; and

•	A significant portion of the target total compensation should be comprised of long-term equity, with the majority of such equity subject to performance-based vesting criteria such as relative TSR.

Base Salary and Bonus. In determining the components of CEO compensation, the Committee focused on market data for chief executive officers within the same group of 11 shopping center REITs. Based on this data, and in particular considering Mr. Lukes’ location in New York City, Mr. Lukes’ annual salary rate was increased from $850,000 under his original employment agreement to $900,000 (the 60th percentile of the peer group), and the target level of his annual cash incentive pay was set at 150% of base salary (the 75th percentile of the peer group) with a maximum opportunity of 250% of base salary (the 50th percentile of the peer group). Consistent with opportunities provided to certain peer company chief executives, Mr. Lukes was also given the opportunity to elect to receive up to 100% of his annual cash incentive pay in any year in the form of RSUs (subject to a three-year ratable vesting schedule and a 20% premium), which the Committee felt would further align Mr. Lukes’ interests with those of the Company’s shareholders and also promote retention.

Equity Design and Upfront Service-Based Equity Grants. The Committee structured the equity component of Mr. Lukes’ compensation with three main objectives in mind: a majority of the equity to be granted to Mr. Lukes under his new employment agreement should be “at risk” based on the Company’s performance; at least half of performance-based equity should be evaluated based on the Company’s TSR compared against other shopping center REITs; and service-based equity should be designed to promote Mr. Lukes’ retention. Accordingly, upon the execution of his new employment agreement, the Committee granted Mr. Lukes (1) 190,696 Ratable Vest Upfront RSUs having a value determined in accordance with the employment agreement of $1,500,000 which generally vest in substantially equal installments on each of the four anniversaries of the grant date and (2) 190,695 Cliff Vest Upfront RSUs having a value determined in accordance with the employment agreement of $1,500,000 which generally vest on the fourth anniversary of the grant date, in each case generally subject to Mr. Lukes’ continued employment with us on the applicable vesting date. Together, these awards were considered to comprise $750,000 each year during the term of the new employment agreement out of Mr. Lukes’ $6.0 million Target Annualized Compensation and effectively succeed the service-based RSUs granted to Mr. Lukes in connection with his original March 2017 employment agreement which had an original value of approximately $3 million and had fully vested by March 2021. The Committee felt that following up with these service-based awards and utilization of a cliff vesting feature for one-half of the newly granted service-based RSUs was appropriate to promote Mr. Lukes’ retention, especially following the departure of Matthew Ostrower, our former Chief Financial Officer, to pursue other opportunities in late 2019.

Annual Grants of Service-Based and Performance-Based Equity. Finally, the Committee allocated $3.0 million of the $6.0 million Target Annualized Compensation under Mr. Lukes’ new employment agreement to long-term equity. No later than March 15th of 2021, 2022, 2023 and 2024, Mr. Lukes will receive (1) a grant of service-based RSUs having a value of $1 million and vesting ratably over a three-year period and (2) a grant of PRSUs covering a “target” number of common shares valued at not less than $2 million, the payout of which will vary from 0% to 200% of the target award based on the Company’s achievement of performance objectives to be established by the Committee annually in consultation with Mr. Lukes measured over a three-year performance period, provided that no less than half of the PRSUs granted in any year will vest based on the Company’s total shareholder return relative to a group of peer companies to be determined.

With respect to the annual grant of service-based RSUs, the Committee felt that this award was appropriate to promote retention, especially given that a majority of the peer companies utilized in Gressle & McGinley’s benchmarking analysis provide their chief executives with similar grants of service-based equity. With respect to the annual grant of PRSUs, the Committee will consult with Mr. Lukes to establish performance metrics, thresholds and a group of peer companies to measure the Company’s relative TSR performance, but the Committee expects that no shares will be payable to Mr. Lukes with respect to these equity grants in the event that performance ultimately falls short of the established thresholds.

Mix of “At risk”, Cash and Equity Compensation. Based on the foregoing design of Mr. Lukes’ new employment agreement:

•

Approximately 56% of total target compensation for Mr. Lukes across the new four-year employment period is “at risk” in the form of annual incentive compensation and long-term performance-based equity;

SITE Centers Corp. ï 2021 Proxy Statement	29

•

Approximately 63% of total target compensation for Mr. Lukes across the new four-year employment period is comprised of long-term equity versus 37% in cash; in the event Mr. Lukes elects to receive each of his annual incentive payments in the form of RSUs during the contract period, approximately 86% of his total target compensation would be comprised of long-term equity versus 14% in cash; and

•

Approximately 53% of the total target compensation to be paid to Mr. Lukes in equity during the four-year employment period will be paid in the form of performance-based equity (as opposed to service-based equity) where the ultimate payouts to Mr. Lukes could range from 0% to 200% of the target awards based on the actual performance of the Company on relative TSR and other metrics to be determined.

The Committee felt that the program’s focus on “at risk” incentive compensation and greater emphasis on equity over cash compensation and performance-based equity over service-based equity were in the best interests of the Company’s shareholders, consistent with institutional investor preferences and best practices in executive compensation and generally in line with chief executive compensation programs implemented by peer companies.

The annualized “target” level of compensation for our CEO under the new employment agreement is summarized in the chart below, illustrating that our program is heavily weighted toward “at risk” incentive compensation:

*

Includes the annualized grant date fair value of the service-based RSUs awarded in connection with Mr. Lukes’ September 2020 employment agreement and the value of service-based RSUs to be granted to Mr. Lukes annually during the term of his employment agreement.

**

Annual incentive is shown at the target level. The annual incentive payout ranges from $0 (below threshold) to $2,250,000 (maximum). Mr. Lukes can elect to receive the value of his annual incentive award in RSUs at a 20% increase.

30	SITE Centers Corp. ï 2021 Proxy Statement

Pay Governance

Over the past several years we have entered into new employment agreements with our executives in order to implement several best practices in executive compensation. The following are key features of our executive compensation program.

What We Do

We tie pay to performance by making a significant portion of compensation “at risk”.

Annual incentive pay is, in a typical year, based on multiple performance metrics established at the beginning of each year and individual performance.

A significant portion of the value of long-term performance incentives depends on relative shareholder return.

We have stock ownership guidelines for our Directors and our named executive officers.

We engage an independent compensation consultant to advise the Committee, which is comprised solely of independent Directors.

What We Don’t Do

We do not guarantee minimum incentive bonus awards.

We do not encourage excessive risk taking as we use different performance metrics for our annual and long-term incentive compensation programs.

We do not pay dividend equivalents on unearned equity awards subject to performance-based vesting.

We do not allow Directors or officers to hedge or pledge company securities.

We do not allow for repricing of stock options without shareholder approval.

We do not include excise tax gross-up provisions in our executive compensation arrangements.

We do not offer excessive perquisites or special health and welfare plans to executives.

Role of the Committee and Management in Executive Compensation

The Committee has overall responsibility for the compensation programs provided to our named executive officers. Pursuant to the Committee’s charter, the Committee has the authority to review and approve the compensation for executive officers, including the review and approval of the design and implementation of any incentive arrangements, equity compensation, and supplemental retirement programs. Consistent with this authority, the Committee generally establishes financial performance metrics and targets used for annual performance-based incentives, conducts an in-depth review of performance against these objectives and subjectively evaluates individual performance, reviews from time to time market pay practices as they relate to both cash-based and equity-based award programs primarily to remain informed about general compensation trends in the market, designs and adopts our long-term equity incentive compensation programs and specifically approves compensation arrangements for our named executive officers.

Our CEO provides significant input in setting the compensation for our other named executive officers by providing the Committee with an evaluation of their performance and making recommendations for any adjustments to their base and target annual incentive compensation. The Committee can accept, reject or modify the CEO’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Role of the Compensation Consultant in Executive Compensation

For 2020, the Committee continued its retention of Gressle & McGinley as its independent compensation consultant. Gressle & McGinley was selected as the advisor to the Committee based on its extensive knowledge of the REIT sector, especially retail REITs, its experience with the Company, and its deep knowledge and experience in designing executive compensation programs over the past 30 years across multiple sectors of the economy. The Committee has assessed the independence of Gressle & McGinley, as required under NYSE listing rules. The Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934, that could give rise to a potential conflict of interest with respect to Gressle & McGinley. Based on this review, the Committee is not aware of any conflict of interest that has been raised by the work performed by Gressle & McGinley.

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Among other matters, in 2020 Gressle & McGinley assisted the Committee with its:

•	Analysis of peer company compensation in order to design and negotiate a new employment agreement with Mr. Lukes, including the long-term equity-based components of the new contract;

•

Design of our 2020 annual executive incentive compensation program and the subsequent decision to effectively replace the quantitative elements of the program with an expanded qualitative evaluation of our executives’ performance as a result of the impact of the COVID-19 pandemic on our business;

•	Annual evaluation of the Company’s Director compensation program; and

•

Analysis of whether any aspects of the Company’s compensation policies and practices create or encourage the taking of risks that could reasonably be expected to cause a material adverse impact on the Company.

Consideration of 2020 Say-on-Pay Voting Results

At our 2020 Annual Meeting, we received nearly 96% approval, based on the total votes cast, for our annual advisory Say-on-Pay vote to approve the compensation of our named executive officers. The Committee considered this result in connection with its review of compensation policies and decisions in 2020. The Committee believes these voting results demonstrate significant, continuing support for our named executive officer compensation program, and the Committee chose not to make any substantial changes to the existing program for 2020 specifically in response to the 2020 Say-on-Pay voting results. The Committee will, however, continue to work with Gressle & McGinley to monitor changes in executive compensation to keep our executive compensation program aligned with best practices in our competitive market.

2020 Compensation Program

Base Salary Levels

We pay salaries to our named executive officers to provide them with a base level of income for services rendered. These base salaries are originally established at the time of the named executive officer’s first employment with us based on an analysis of the salaries paid to executives in comparable positions within our industry provided by Gressle & McGinley. Base salaries may be increased by the Committee from time to time, including at the time we extend or enter into new employment agreements with our named executive officers, based on market conditions and prior performance.

Base salaries for Messrs. Lukes and Makinen were established by the Committee in March 2017 in connection with the execution of their employment agreements. Mr. Lukes’ annual base salary rate was not adjusted for 2018 or 2019 but was increased in September 2020 from $850,000 to $900,000 in connection with the execution of his new employment agreement. Mr. Makinen’s original base salary level of $500,000 per year was not adjusted prior to his separation from the Company in December 2020.

Mr. Fennerty’s base salary level of $400,000 per year was established in November 2019 in connection with the execution of his employment agreement. Ms. Vesy’s base salary level of $380,000 per year was implemented in January 2019 in connection with the amendment of her employment agreement. Base salaries for Mr. Fennerty and Ms. Vesy were not adjusted for 2020.

32	SITE Centers Corp. ï 2021 Proxy Statement

Annual Incentive Compensation Design

The employment agreements with our named executive officers specify threshold, target and maximum annual incentive amounts (as a percentage of year-end base salary, or, for the portion of Ms. Vesy’s award that is payable in RSUs, salary plus earned annual incentive award). Our named executive officers are not guaranteed an annual incentive payment and each named executive officer’s annual incentive payment can be as low as zero or as high as the maximum amount set forth in his or her agreement based on the degree of achievement of corporate and individual performance measures established by the Committee at the beginning of each year. Expressed in dollar values, the minimum, threshold, target and maximum annual incentive award payable to each of our named executive officers for 2020 pursuant to the terms of his or her employment agreement, and the maximum amount expressed as a percentage of the executive’s base salary, were as follows:

NAMED EXECUTIVE OFFICER	DOLLAR VALUE OF				MAXIMUM PAYOUT AS A PERCENTAGE OF BASE SALARY
	MINIMUM PAYOUT	THRESHOLD PAYOUT	TARGET PAYOUT	MAXIMUM PAYOUT
David R. Lukes	$0	$675,000	$1,350,000	$2,250,000	250%
Michael A. Makinen	$0	$250,000	$500,000	$750,000	150%
Conor M. Fennerty	$0	$150,000	$300,000	$450,000	112.5%
Christa A. Vesy	$0	$133,000	$285,000	$646,000	170%

In February 2020, prior to the impact of the COVID-19 pandemic on our business, the Committee established our 2020 annual incentive compensation program for Messrs. Lukes, Makinen and Fennerty and Ms. Vesy. The program used a combination of company-wide operating and portfolio objectives as well as tailored goals for which the applicable named executive officer was individually responsible. In each case, the Committee believed that the performance measures were appropriate because their achievement was expected to contribute to our long-term success and the creation of value for our shareholders. The following charts identify this original design, including the performance measures for Messrs. Lukes, Makinen and Fennerty and Ms. Vesy, the range of performance in 2020 for which points were to be awarded and the weighting of each of the performance measures to the overall score.

MR. LUKES’ PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Adjusted EBITDA (in millions)(1)	$342.8 to $350.8	30%
Operating FFO per share(2)	$1.12 to $1.16	30%
Sustainability	0 to 5	10%
Committee’s evaluation	0 to 5	30%

MR. MAKINEN’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	50%
Tenant selection and merchandise mix	0 to 5	10%
Committee’s evaluation	0 to 5	40%

MR. FENNERTY’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	50%
Balance sheet management	0 to 5	10%
Committee’s evaluation	0 to 5	40%

MS. VESY’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Company goals(3)	0 to 5	50%
Financial statement reporting and accuracy	0 to 5	10%
Committee’s evaluation	0 to 5	40%

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(1)	Adjusted EBITDA is calculated as net income attributable to the Company before interest, income taxes, depreciation and amortization for the trailing twelve months and further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing performance. For the limited purpose of determining 2020 executive incentive compensation, Adjusted EBITDA was designed to be adjusted to eliminate the impact of unbudgeted significant transactions and bankruptcies occurring during the year. Adjusted EBITDA should not be considered as an alternative to earnings as an indicator of the Company’s financial performance, or an alternative to cash flow from operating activities as a measure of liquidity. The Company’s calculation of Adjusted EBITDA may differ from the methodology utilized by other companies. Investors are cautioned that items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company’s financial condition. Within the performance range, the target level of Adjusted EBITDA was $346.8 million.

(2)	FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry and is a widely accepted measure of REIT performance. FFO is generally defined and calculated by the Company as net income (loss) (computed in accordance with GAAP), adjusted to exclude: (a) preferred share dividends, (b) gains and losses from disposition of real estate property and related investments, which are presented net of taxes, (c) impairment charges on real estate property and related investments, including reserve adjustments of preferred equity interests, and (d) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income (loss) from joint ventures and equity income (loss) from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company’s calculation of FFO is consistent with the definition of FFO provided by NAREIT. The Company calculates Operating FFO by excluding certain non-operating charges, income and gains in order to allow investors to analyze the results of its operations and assess performance of the core operating real estate portfolio. For the limited purpose of determining 2020 executive incentive compensation, reported Operating FFO per share was designed to be adjusted to eliminate the impact of unbudgeted significant transactions and bankruptcies occurring during the year. The Company believes that Operating FFO provides additional indicators of the financial performance of a REIT. The Company also believes that Operating FFO more appropriately measures the core operations of the Company and provides benchmarks to its peer group. Operating FFO is useful to investors as the Company removes non-comparable charges, income and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. Other real estate companies may calculate Operating FFO in a different manner. Within the performance range, the target level of Operating FFO per share was $1.14.

(3)	For each of Messrs. Makinen and Fennerty and Ms. Vesy, “company goals” were defined to consist of the same Adjusted EBITDA and Operating FFO per share goals established for Mr. Lukes.

Annual Incentive Compensation Decisions

As described above, our Compensation Committee adopted performance metrics and objectives in February 2020 to govern the level of executive annual incentive compensation for 2020. However, beginning in March 2020, the COVID-19 pandemic had a significant impact on the communities in which our properties, tenants and employees are located. A large number of our tenants ceased operations for a period of time, failed to make one or more rent payments, sought the deferral or abatement of rent obligations and, in some cases, permanently closed or declared bankruptcy. Like a substantial majority of the Company’s peers, in late March 2020, the Company recognized the severe and protracted impact the pandemic would have on its financial results and elected to withdraw its earnings guidance for 2020. The Committee had extensively considered this earnings guidance in establishing performance thresholds and targets for the Operating FFO and Adjusted EBITDA components of the 2020 incentive compensation program in early February 2020, and the Committee understood that the withdrawal of the Company’s earnings guidance cast similar doubt on the appropriateness of the thresholds and targets for the quantitative elements of the Company’s 2020 annual incentive compensation program. The Committee also understood that the originally-established financial metrics for the annual incentive program no longer provided an appropriate incentive for management to take the steps necessary to stabilize operations and maintain shareholder value or a reasonable method by which to measure executives’ actual performance in 2020.

In light of these highly unusual circumstances, the Committee recognized during the course of 2020 that the originally-established financial metrics for the annual incentive compensation program no longer provided an appropriate incentive for management or a reasonable method by which to measure executives’ actual performance in 2020. While some companies and industries were able to make mid-year adjustments to the financial or operational performance metrics and goals under their annual incentive programs, the Committee determined that that was not possible for our business as financial results for the second half of 2020 remained highly uncertain due to a lack of visibility on late 2020 COVID-19 infection levels and the resulting lack of clarity regarding tenants’ ability to operate their businesses and satisfy their rent payment obligations.

As a result, the Committee determined that the best course of action was to delay consideration of how to properly review and reward management for their actual performance during 2020 until early 2021, when the Committee would have more complete information about the pandemic, the success of the actions management took during 2020 to address the impact of the pandemic on the Company’s business and our actual financial and operational results. In February 2021, the Committee met and formally determined that the 2020 annual incentive program’s pre-established Adjusted EBITDA and Operating FFO metrics no longer appropriately measured or reflected management’s true 2020 performance (including management’s actions to identify and react to the implications of the pandemic on both our organization and our tenants). In response, the Committee took action to effectively replace those quantitative components of the annual incentive program with an expanded, overarching, subjective and qualitative evaluation of the executives’ actual performance, taking into account all relevant and material information, to determine the appropriate level of 2020 incentive compensation.

34	SITE Centers Corp. ï 2021 Proxy Statement

In evaluating our management team’s qualitative performance, the Committee recognized that the Company’s continuing named executive officers worked in a close and collective manner throughout the year to respond to the impact of the COVID-19 pandemic on the Company’s operations and employees, and therefore our continuing executives should be treated consistently with respect to decisions regarding their incentive compensation (as a percentage of their target incentive compensation), in contrast to prior years where the Committee focused more extensively on each executive’s individual achievements. In particular, the Committee considered the following when determining the appropriate level of reward for our management team:

•

Work-outs of Unpaid Tenant Rents. Beginning in April 2020, a significant percentage of our tenants failed to pay all or a portion of their rental obligations for one or more months. Our management team formed an executive committee to conduct a tenant-by-tenant review of rent relief requests and nonpaying accounts in order to determine the best course of action for the long-term prospects of the Company and its individual properties. As a result, we negotiated and executed over 600 pandemic-related lease amendments and rent deferral (and, in limited cases, rent abatement) arrangements with tenants at managed properties which helped our tenants to stabilize their operations by better matching the timing of their lease obligations and cash flows. In exchange, we received valuable concessions from many of these tenants in the forms of extensions of lease terms, relief from co-tenancy provisions and the reduction of contractual restrictions on our ability to lease or make other changes at our properties. Where tenants were slow or unwilling to reasonably engage with us to address and resolve unpaid rent obligations, we sent over 6,000 default notices and 4,000 demand letters to tenants at managed properties and made the difficult decision to file litigation against approximately twenty national retailers during 2020, many of which lawsuits had the desired effect of prompting full payment or the resolution of satisfactory repayment terms with respect to past due amounts.

•

Strong Relative Collection Rates. Management’s efforts to resolve unpaid tenant obligations resulted in a steady improvement in rent collections during the course of the year. As of March 4, 2021, our tenants had paid approximately 81%, 88% and 95% of aggregate base rents on a pro rata basis for the second, third and fourth quarters of 2020, respectively, which compared favorably to the collection rates of many of our retail real estate company peers. These trends benefitted from the composition of the Company’s portfolio and tenant mix, particularly its concentration in high household income communities, its relatively lower exposure to local tenants (including local restaurants) and its greater exposure to regional and national tenants which were better positioned to access liquidity and capital markets throughout the pandemic.

•

Property-Level COVID-19 Response. The Company implemented heightened cleaning and disinfection protocols and installed social distancing and hygiene signage at our properties consistent with Centers for Disease Control and Prevention guidelines, adopted vendor COVID-19 operating protocols to promote safe and responsible operations by third parties providing services at our properties and worked with tenants to mitigate the impact of the pandemic on their operations by facilitating curbside pickup of online purchases.

•

Late 2020 Leasing Momentum. Management achieved strong leasing results during the second half of 2020 which evidenced improvements made in recent years to the quality of the Company’s portfolio through acquisitions, dispositions and the spin-off of RVI. During the third quarter of 2020, the Company leased approximately 803,000 square feet (at pro rata share and including renewals) which represented a 4% increase over the leasing volume for the third quarter of 2019. In the fourth quarter of 2020, the Company leased approximately 945,000 square feet (at pro rata share and including renewals) which represented the Company’s highest quarterly leasing volume since the third quarter of 2018 despite the intervening reduction in the Company’s portfolio size as a result of the termination of the Company’s joint ventures with TIAA-CREF and Blackstone.

•

Strong Liquidity Profile. Decisive actions taken by management both before and during 2020 positioned the Company to maintain significant liquidity throughout the COVID-19 pandemic. The Company used proceeds from the February 2020 sale of its interest in the DDRTC joint venture to TIAA-CREF to redeem its 4.625% Notes due 2022, positioning the Company at the outset of the pandemic with more than $800 million of liquidity, less than $124 million of property-level debt maturing in 2021 (including the Company’s share of joint venture debt) and no unsecured debt maturities prior to 2023. Management’s decisions to limit commitments to large capital expenditure projects and recommend the suspension of the Company’s second and third quarter dividends further strengthened the Company’s liquidity profile.

•

Accounting and Reporting Procedures. As a result of the significant number of tenants which failed to timely satisfy their rent obligations beginning in the second quarter of 2020, management established additional procedures to review tenant account balances in order to establish appropriate reserves for unpaid accounts and to make determinations on tenant creditworthiness and tenants to be placed on the cash basis of accounting. Management also expanded its procedures to appropriately apply lease modification accounting standards to lease amendments executed in connection with

SITE Centers Corp. ï 2021 Proxy Statement	35

COVID-19 workouts and resolutions of delinquent tenant accounts. Management also provided expanded disclosures in the Company’s periodic filings with the SEC to describe the impact of the pandemic on the Company’s operations and financial results.

•

Resolution of Preferred Investments in Blackstone Joint Ventures. Management negotiated the termination of the Company’s two joint ventures with affiliates of Blackstone, resulting in the acquisition of nine properties and cash from the joint ventures and the monetization of its preferred investments in the joint ventures.

•

Promoting Business Continuity and the Health and Safety of Company Employees. Facilitated by significant recent investments in our information technology systems and an accelerated distribution of additional equipment to our employees in March and April 2020, management provided for the continuity of business operations and the health and safety of our workforce by moving to a remote working environment in March 2020.

•

Promoting Employee Engagement and Company Culture. The Company utilized Gallup, Inc. to perform an employee engagement survey in which the Company’s measured level of employee engagement ranked in the top 25% of all companies in Gallup’s database taking the survey for the first time. In response to national events, management also implemented the SITE HELPERS (Humility, Empathy, Listening, Process, Education, Reconciliation and Support) initiative in order to facilitate a discussion regarding social justice within our Company and to better understand the perspectives of the diverse members of our workforce. The Company was also included in Newsweek’s 2020 and 2021 annual lists of America’s Most Responsible Companies.

The Committee also recognized that the elimination of the Company’s Chief Operating Officer position in the third quarter of 2020 led to significant general and administrative expense savings, improved operating efficiency and decision-making and added responsibility for the continuing executive team. In connection with the internal reorganization of reporting lines and functions resulting from our former Chief Operating Officer’s departure, Mr. Fennerty assumed additional responsibility in the areas of leasing and operations and Ms. Vesy assumed oversight of the Company’s human resources department. The Committee felt it appropriate to recognize and reward these executives for the performance of these additional responsibilities.

Following the departure of Matthew Ostrower, our former Chief Financial Officer, in late 2019 to pursue other opportunities, the Committee was also mindful of retention considerations in determining 2020 incentive compensation, particularly for Mr. Lukes whose realized compensation in years prior to 2020 had fallen below targeted levels due to the impact of the Company’s lagging TSR (particularly in 2017) on the outcome of long-term performance-based equity awards expiring in 2018, 2019 and 2020 (see the section entitled “—Performance-Based and Retention-Based Equity Grants and Results—Settlement of 2017 Performance-Based RSU Awards” below).

However, in addition to the successes and considerations outlined above, the Committee was also mindful of the detrimental impact of the COVID-19 pandemic on the Company during 2020. Despite the effectiveness of management’s response to the pandemic, the Company’s operating and financial performance fell well short of financial targets established at the outset of 2020, the return on an investment in the Company’s common shares during 2020 was negative and the communities in which the Company’s properties are located faced significant challenges and hardships. Balancing all of these factors, the Committee awarded the following incentive compensation payouts for 2020 expressed both in dollar amount and as a percentage of the annual incentive award target opportunity provided in each named executive officer’s employment agreement:

NAMED EXECUTIVE OFFICER	ANNUAL INCENTIVE AWARD	ANNUAL INCENTIVE AWARD AS A PERCENTAGE OF ANNUAL INCENTIVE AWARD TARGET
David R. Lukes	$1,350,000	100%
Conor M. Fennerty	$300,000	100%
Christa A. Vesy	$285,000	100%
Michael A. Makinen	$237,705	50%

These payout results reflect the Committee’s overall qualitative assessment of each named executive officer’s performance for 2020, but as a technical matter consist of both implementation of the original qualitative assessment portions of the original program design (40% for Mr. Lukes and 50% for each of the other awardees) plus the Committee’s discretionary adjustment to the quantitative financial portions of the original program design (60% for Mr. Lukes and 50% for

36	SITE Centers Corp. ï 2021 Proxy Statement

each of the other awardees). The Committee determined that Mr. Makinen’s performance during his 2020 service to the Company warranted a pro-rated “threshold” payout, as opposed to the “target” payout awarded to the other named executive officers, in light of his departure from the Company.

In accordance with the terms of Mr. Lukes’ new employment agreement, in October 2020, Mr. Lukes elected to receive his 2020 annual incentive compensation payout entirely in the form of service-based RSUs. As a result of this election, on February 22, 2021, Mr. Lukes received 132,549 RSUs subject generally to a ratable three-year vesting schedule based on the trailing ten-day average closing price of our common shares of approximately $12.22 per share and reflecting a 20% increase to the value of his 2020 annual incentive award in part to comply with the rules and regulations under Section 409A of the Internal Revenue Code and to account for the additional vesting requirements of the RSUs. In accordance with their employment agreements, annual incentive payments were provided to Messrs. Fennerty and Makinen in cash and to Ms. Vesy in a combination of cash and RSUs subject generally to a three-year vesting period. Mr. Makinen’s incentive compensation award reflects a pro rata payout based on the number of days he was employed by the Company in 2020 prior to his separation on December 13, 2020.

With respect to the incentive compensation metrics originally adopted in February 2020, the Company’s 2020 Adjusted EBITDA of approximately $318 million and Operating FFO of $1.02 per share, in each case adjusted for unbudgeted tenant bankruptcies, were below the minimum thresholds set forth in the original 2020 executive incentive compensation program for those quantitative metrics. Based solely on these results and the weightings and thresholds for the originally designed quantitative and qualitative performance metrics, Messrs. Lukes, Fennerty and Makinen and Ms. Vesy would have been awarded 2020 incentive bonuses of $765,000 (57% of target), $168,750 (56% of target), $125,000 (25% of target) and $169,219 (59% of target), respectively.

Performance-Based and Retention-Based Equity Grants and Results

2020 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements, on March 2, 2020, Messrs. Lukes, Makinen and Fennerty were granted 238,171, 79,390 and 17,863 PRSUs subject generally to a performance period beginning on March 1, 2020 and ending on February 28, 2023 and having “target” values of $3,000,000, $1,000,000 and $225,000, respectively. In addition, on March 2, 2020, Mr. Fennerty was granted 5,954 PRSUs subject to a performance period beginning on March 1, 2020 and ending February 28, 2021 and having a “target” value of $75,000 and 11,909 PRSUs subject to a performance period beginning on March 1, 2020 and ending February 28, 2022 and having a “target” value of $150,000.

In the case of Messrs. Lukes, Makinen and Fennerty, these PRSUs become payable to the executive at the end of the performance period, if at all, based on the percentile rank of the TSR of the Company measured over the performance period as compared to the total shareholder return of a particular set of peer companies during such period as shown below (with straight-line interpolation between levels):

PERFORMANCE LEVEL	RELATIVE TSR	PERCENTAGE EARNED
Below Threshold	Below 33rd percentile	0%
Threshold	33rd percentile	50%
Target	55th percentile	100%
Maximum	70th percentile or above	200%

For these purposes, the peer companies consist of Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Regency Centers Corporation, Retail Opportunity Investments Corp., Retail Properties of America, Inc., RPT Realty, Urban Edge Properties and Weingarten Realty Investors. These 11 entities were chosen because they were considered to be most similar to the Company in terms of the economic forces that impact their financial performance and the trading characteristics of their common stock. For purposes of determining TSR, dividends paid on the Company’s common shares during the performance period are deemed reinvested in additional common shares of the Company. In the event that the TSR of the Company during the performance period is negative, the number of PRSUs earned by the executive with respect to these awards will be reduced by one-third.

2020 Service-Based RSU Awards. Upon the execution of his new employment agreement, Mr. Lukes was granted (1) 190,696 Ratable Vest Upfront RSUs having a value determined in accordance with the employment agreement of $1.5 million which generally vest in substantially equal installments on each of the four anniversaries of the grant date and (2) 190,695

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Cliff Vest Upfront RSUs having a value determined in accordance with the employment agreement of $1.5 million which generally vest on the fourth anniversary of the grant date, in each case generally subject to Mr. Lukes’ continued employment with us on the applicable vesting date. Mr. Lukes will be entitled to receive payments with respect to these RSUs which are equivalent to the dividends paid on our common shares. Dividend equivalents credited with respect to the Ratable Vest Upfront RSUs will be paid on a cash current basis; dividend equivalents credited with respect to the Cliff Vest Upfront RSUs will accrue and be paid in additional common shares upon the vesting of the Cliff Vest Upfront RSUs.

Ms. Vesy received a payout of 18,900 time-based RSUs in February 2020 having a grant date fair value of $249,291 as part of her 2019 annual incentive award earned on account of 2019 performance. This award generally vests in substantially equal installments on the first three anniversaries of the grant date.

Settlement of 2017 Performance-Based RSU Awards. In early 2018, 2019 and 2020, attainment of the performance objectives was determined with respect to the performance share and performance-based RSU awards granted to Messrs. Lukes and Makinen in 2017 that were subject to a performance period beginning on March 1, 2017 and ending on each of February 28, 2018, February 28, 2019 and February 28, 2020, respectively (the “2017 Performance Awards”). From 0% to 200% of each 2017 Performance Award could have been earned based on the percentile rank of the TSR of the Company (incorporating, as a result of equitable adjustments approved by the Committee in connection with the spin-off of RVI, dividend and share price performance of RVI, and accounting for the distribution ratio for the spin-off) measured over the applicable performance period as compared to the total shareholder return of the same set of peer companies described above with respect to 2020 performance-based RSU awards, and using the same performance matrix as set forth above for such 2020 performance-based RSU awards. In the aggregate, the 2017 Performance Awards had an original “target” value of $3 million for Mr. Lukes and $600,000 for Mr. Makinen. Based on relative TSR performance during the applicable performance periods (in particular, the Company’s lagging relative TSR performance during 2017), no portion of the 2017 Performance Awards was earned and no shares were received by Messrs. Lukes and Makinen with respect to these awards.

Settlement of CEO 2018 Performance-Based RSU Awards. Pursuant to the terms of his original employment agreement, in March 2018, Mr. Lukes was granted PRSUs substantially similar to the 2020 performance-based RSU award described above (but incorporating, as a result of equitable adjustments approved by the Committee in connection with the spin-off of RVI, dividend and share price performance of RVI and accounting for the distribution ratio for the spin-off), subject generally to a performance period beginning on March 1, 2018 and ending on February 28, 2021 and having a “target” value of $3,000,000 (the “2018 Performance Award”). In March 2021, this award paid out at the maximum level and Mr. Lukes received 558,164 common shares (which includes accrued dividends) having a market value of approximately $7,445,914 based on the closing price of the Company’s common shares on February 28, 2021.

The results of the 2017 Performance Awards and 2018 Performance Award are evidence of the alignment of our compensation program with actual performance. Largely as a result of our stock’s underperformance in 2017, Mr. Lukes earned less compensation through December 31, 2020 than originally intended under our performance-based equity programs. However, as a result of the outperformance of our share price since the time the Company announced the spin-off of RVI in December 2017, the value realized by Mr. Lukes in March 2021 with respect to 2018 Performance Award exceeded the target value originally established by the Committee.

CEO 2019 Performance-Based RSU Awards. Pursuant to the terms of his original employment agreement, in March 2019, Mr. Lukes was granted three-year PRSUs having a “target” value of $3,000,000 and terms substantially similar to the March 2020 PRSU award described above. On February 28, 2022, attainment of the performance objectives with respect to the PRSUs granted to Mr. Lukes in March 2019 will be determined.

Settlement of Former COO Performance-Based RSU Awards. In accordance with the terms of his employment agreement, in March of 2018, 2019 and 2020, the Company granted Mr. Makinen PRSUs having performance periods ending on February 28 of 2021, 2022 and 2023. The aggregate target value (excluding accrued dividends) of these awards was $2.6 million. In connection with his separation from the Company on December 13, 2020, and in accordance with the terms of the award agreements, the Company settled these PRSUs based on the percentile rank of the Company’s TSR during their individual performance periods up to and including Mr. Makinen’s date of separation. As a result, Mr. Makinen received 60,076 shares, 88,667 shares and 108,425 common shares, having an aggregate market value of approximately $2.6 million based on the price of the Company’s common shares on the date of settlement, on account of the PRSUs issued in March 2018, 2019 and 2020, respectively. These payouts reflected a one-third reduction on account of the Company’s negative TSR during the applicable performance periods.

More information concerning the terms of the employment agreements, including the equity compensation granted to the executives thereunder, is provided in the sections of this Proxy Statement below entitled “Executive Compensation Tables and Related Disclosure—Employment Agreements”.

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Other Benefits and Information

Perquisites and Fringe Benefits. The named executive officers received certain additional benefits during 2020. The Committee believes that these benefits are reasonable and consistent with its overall compensation program and better enable us to attract and retain superior executive talent.

For 2020, each of Messrs. Lukes, Makinen, and Fennerty and Ms. Vesy were eligible for participation in health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to our other employees.

Pursuant to his employment agreement, Mr. Lukes is entitled to automobile service for business and personal use. The benefit includes all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses.

Pursuant to their employment agreements, Messrs. Lukes and Fennerty are entitled to reimbursement (up to an aggregate maximum in any calendar year of $25,000 for Mr. Lukes and $10,000 for Mr. Fennerty) for premiums for life, disability and/or similar insurance policies.

Retirement Benefits. We have established a tax qualified 401(k) plan for our employees pursuant to which we made semi-monthly matching contributions during 2020 equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed 3% of the sum of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. Our named executive officers are entitled to participate in our Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, certain of our officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. The Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of the Company, and we have established and funded a “rabbi” trust to satisfy our payment obligations under this plan. The Company provides a matching contribution to any participant who defers compensation into the Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under the 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the plan that are selected by the participant (which are similar to the investment options available under our 401(k) plan). Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. Mr. Lukes elected to defer a portion of his 2020 total annual cash compensation pursuant to the Elective Deferred Compensation Plan. For more information on the value of annual cash compensation deferred by the named executive officers in 2020, please refer to the 2020 Summary Compensation Table and the 2020 Nonqualified Deferred Compensation Table below.

Equity Deferred Compensation Plan. Pursuant to the Equity Deferred Compensation Plan, certain of our officers, including the named executive officers, have the right to defer the receipt of RSUs earned under any equity compensation plan. The value of a participant’s deferrals is converted into units, based on the market value of our common shares at the time of the deferral, so that each unit is equivalent in value to one common share. We have established and funded a “rabbi” trust, which holds our common shares, to satisfy our payment obligations under this plan. Common shares equal to the number of units credited to the participants’ accounts under this plan are placed in the rabbi trust. In the event of our insolvency, the assets of the rabbi trust are available to general creditors. Settlement of units is generally made in our common shares at a date determined by the participant at the time a deferral election is made. None of our named executive officers elected to defer 2020 service-based RSUs pursuant to the Equity Deferred Compensation Plan.

Separation Payments and Benefits for Former Officers

On September 14, 2020, we eliminated Mr. Makinen’s position of Chief Operating Officer. Mr. Makinen ceased serving as an executive officer on September 23, 2020, and ceased serving as an employee on December 13, 2020. In connection with Mr. Makinen’s termination without cause under his employment agreement, we entered into a Separation Agreement with Mr. Makinen on September 23, 2020. Under the Separation Agreement, Mr. Makinen received: (1) $19,230 in accrued benefits; (2) a pro-rata annual incentive payment for the 2020 fiscal year of $237,705, determined as described above; (3) $1,175,000 as lump sum cash severance (equal in value to one times the sum of Mr. Makinen’s annual base salary rate ($500,000) plus his average annual incentive payout for the prior three years ($675,000)); and (4) $51,151 as a lump sum cash payment representing 18 months of health and welfare benefits. In finalizing the Separation Agreement, the Committee took affirmative action to raise the severance multiplier for Mr. Makinen from approximately 0.25 (the multiple produced by

SITE Centers Corp. ï 2021 Proxy Statement	39

the formula included in his employment agreement that was scheduled to terminate in March 2021) and calculated his cash severance payment considering his 2017 annual bonus on a non-prorated basis. The Committee took this action in order to provide what the Committee considered now to be market level severance for Mr. Makinen in connection with his particular departure. In addition, pursuant to existing terms, 19,986 time-based RSUs outstanding on the date of Mr. Makinen’s termination of employment will continue to vest on their normal vesting schedules, and Mr. Makinen was paid 60,076, 88,667 and 108,425 common shares (prior to the withholding of shares to satisfy applicable tax obligations) on account of PRSUs issued to him in 2018, 2019 and 2020, respectively, based on our relative total shareholder return through his December 13, 2020 employment separation date.

Stock Ownership Guidelines

Under our stock ownership guidelines, each named executive officer must own common shares or common share equivalents with an aggregate market value of no less than the applicable multiple of such officer’s annual base salary for the immediately preceding year. For the Chief Executive Officer, the multiple is five times his annual base salary; for the Chief Financial Officer, the multiple is three times his annual base salary; and for all other executive officers, the multiple is one times his/her annual base salary. Our Board established these particular levels of stock ownership for our named executive officers because we want to have the interests of our named executive officers aligned with the investment interests of our shareholders.

Such minimum share ownership requirement must be satisfied (1) initially, by no later than the fifth anniversary of the first March 31st following the date such officer receives his or her first grant as a named executive officer, and then (2) on each anniversary of March 31st thereafter. To that end, and unless otherwise approved by the Nominating and ESG Committee, each named executive officer is required to retain 50% of the common shares or common share equivalents of the Company acquired through grants from the Company as part of compensation until such time as the minimum share ownership requirement is satisfied. RSUs and shares deferred into our Equity Deferred Compensation Plan constitute common share equivalents and count toward satisfying the stock ownership guidelines. As of February 28, 2021, all of our continuing named executive officers were in compliance with the stock ownership guidelines.

Hedging and Pledging Policy

Our Board has adopted a policy prohibiting our Directors and employees who are officers at or above the level of Vice President (or an equivalent position) from (1) pledging Company stock as collateral for a loan or (2) using Company stock in hedging transactions, such as “cashless” collars, forward sales, equity swaps and similar arrangements because the Board determined that such a policy is in the best interests of the Company and our shareholders. Currently, all Directors, executive officers and, to our knowledge, other covered employees are in compliance with the Company’s policy.

Compensation-Related Risk Analysis

The Committee has overall responsibility for overseeing the risks relating to compensation policies and practices affecting senior management. The Committee uses its consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, and this review also focuses on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives.

After conducting this review, including most recently in early 2021, the Committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on the Company. In making this determination, the Committee considered that a significant portion of total executive compensation in recent years has been comprised of time-based RSUs that vest over several years and long-term PRSUs whose vesting is based on both relative and absolute shareholder return over a multi-year period. The Committee believes that these equity award structures and the corresponding vesting conditions encourage actions and behaviors that increase long-term shareholder value rather than short-term risk taking. In addition, annual incentive compensation awarded to our executive officers is typically based on a combination of quantitative and qualitative performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior.

40	SITE Centers Corp. ï 2021 Proxy Statement

6. Executive Compensation Tables and Related Disclosure

2020 Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)(4)	ALL OTHER COMPENSATION ($)(5)	TOTAL ($)
David R. Lukes	2020	865,128	972,000	6,013,999	648,000	56,437	8,555,564
Chief Executive Officer	2019	850,000	—	4,287,548	1,445,000	58,177	6,640,725
and President	2018	850,000	—	3,379,167	1,700,000	45,691	5,974,858
Conor M. Fennerty	2020	400,000	150,000	443,805	150,000	11,120	1,154,925
Executive Vice President, Chief	2019	298,623	350,000	308,081	—	8,400	965,104
Financial Officer and Treasurer	—	—	—	—	—	—	—
Christa A. Vesy	2020	380,000	76,000	133,000	76,000	11,394	676,394
Executive Vice President and	2019	380,000	—	133,000	243,200	11,244	767,444
Chief Accounting Officer	2018	340,000	136,000	323,019	272,000	11,094	1,082,113
Michael A. Makinen	2020	475,321	118,852	1,004,658	118,852	1,258,138	2,975,821
Former Executive Vice President	2019	500,000	—	1,387,543	650,000	23,489	2,561,032
and Chief Operating Officer	2018	500,000	—	675,833	750,000	12,639	1,938,472

(1)	The amounts reported in columns (c) and (f) for 2020 include amounts deferred into our 401(k) plan (a qualified plan) and our elective deferred compensation plan (a nonqualified plan) by Messrs. Lukes, Fennerty and Makinen and Ms. Vesy for the year ended December 31, 2020 as follows: Mr. Lukes, $51,750; Mr. Fennerty, $19,500, Ms. Vesy, $26,000 and Mr. Makinen, $26,000. Under our elective deferred compensation plan, deferred amounts are payable to the named executive officer at a date specified by the named executive officer at the time of his or her deferral election in accordance with the provisions of the plan.

(2)	The amounts reported in column (d) for 2020 represent cash amounts earned by Messrs. Lukes, Fennerty and Makinen and Ms. Vesy pursuant to the Committee’s implementation of a discretionary adjustment in February 2021 regarding portions of the annual cash performance-based incentive compensation program originally established in February 2020. These amounts represent 60% (for Mr. Lukes) and 50% (for Messrs. Fennerty and Makinen and Ms. Vesy) of the named executive officers’ annual cash incentive compensation payouts for 2020. Additional amounts, representing 40% (for Mr. Lukes) and 50% (for Messrs. Fennerty and Makinen and Ms. Vesy) of the named executive officers’ annual cash incentive compensation payouts for 2020, are reported in the “Non-Equity Incentive Plan Compensation” column of this table because they were paid according to the terms originally established for the program in February 2020. Further, in accordance with the terms of his new September 2020 employment agreement, Mr. Lukes elected by October 31, 2020 to receive all of his annual cash incentive payout in the form of service-based RSUs (valued at 120% of his payout amount). Mr. Lukes’ earned 2020 cash payout amount for this column was $810,000, which amount was increased by 20% to $972,000 and converted into service-based RSUs pursuant to the terms of his September 2020 employment agreement and his subsequent election. Due to the fact that Mr. Lukes’ election right was not part of his original opportunity established in February 2020 under this program, the earned value of these RSU grants is reported as cash compensation in this “Bonus” column, and is not reported separately as “Stock Awards” in order to avoid double-counting Mr. Lukes’ payout value. For more information about the payouts reported in this column for 2020, see “Compensation Discussion and Analysis—2020 Compensation Program” above.

(3)	The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of all stock awards granted during the reported years. Assumptions used in the calculation of these amounts for 2020 are included in footnote 15 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The amounts reported in this column for 2020 are as follows:

•

for each of Messrs. Lukes, Fennerty and Makinen, $3,013,977, $443,805 and $1,004,658, respectively, relating to the grant date fair value of PRSUs granted in March 2020 in accordance with their employment agreements. The grant date fair value associated with the PRSU awards was computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance conditions, although the ultimate value of the awards could be as low as zero. Assuming achievement of maximum performance, the value as of the grant date of these PRSU awards made to Messrs. Lukes, Fennerty and Makinen would be $6,027,954, $887,610 and $2,009,316, respectively. See “Compensation Discussion and Analysis—2020 Compensation Program—Performance-Based and Retention-Based Equity Grants and Results” for more information;

•

for Mr. Lukes, $3,000,022 relating to the grant date fair value of service-based RSUs granted in accordance with execution of his September 2020 employment agreement. See “Compensation Discussion and Analysis—Negotiation of New Employment Agreement with CEO” for more information; and

SITE Centers Corp. ï 2021 Proxy Statement	41

•

for Ms. Vesy, the fair value of an annual performance-based equity incentive award opportunity granted in February 2020 pursuant to which Ms. Vesy was entitled to receive a payout of service-based RSUs in early 2021 as partial payment of Ms. Vesy’s 2020 annual incentive compensation. The fair value of this equity incentive award was determined based on the probable outcome of the award as of the service inception date ($133,000), but if maximum performance had been achieved with respect to this award, the payout value would have been $342,000. The amount actually paid to Ms. Vesy with respect to the performance based equity incentive award opportunity granted in February 2020 was determined in early 2021 based in part on Committee discretion to be $133,000. See “Compensation Discussion and Analysis—2020 Compensation Program” for more information.

(4)	The amounts reported in column (f) for 2020 reflect cash amounts earned by Messrs. Lukes, Fennerty and Makinen and Ms. Vesy as part of their annual cash performance-based incentive compensation for 2020 under the program design originally established in February 2020. These amounts represent 40% for Mr. Lukes, and 50% for Messrs. Fennerty and Makinen and Ms. Vesy, of the named executive officers’ annual cash incentive compensation payouts for 2020. Additional amounts, representing 60% for Mr. Lukes, and 50% for Messrs. Fennerty and Makinen and Ms. Vesy, of the named executive officers’ annual cash incentive compensation payouts for 2020 are reported in the “Bonus” column of this table, as further described in the footnote to that column. Further, in accordance with the terms of his new September 2020 employment agreement, Mr. Lukes elected by October 31, 2020 to receive all of his annual cash incentive payout in the form of service-based RSUs (valued at 120% of his payout amount). Mr. Lukes’ earned 2020 cash payout amount for this column was $540,000, which amount was increased by 20% to $648,000 and converted into service-based RSUs pursuant to the terms of his September 2020 employment agreement and his subsequent election. Due to the fact that Mr. Lukes’ election right was not part of his original opportunity established in February 2020 under this program, the earned value of these RSU grants is reported as cash compensation in this “Non-Equity Incentive Plan Compensation” column, and is not reported separately as “Stock Awards” in order to avoid double-counting Mr. Lukes’ payout value. For more information about the payouts reported in this column for 2020, see “Compensation Discussion and Analysis—2020 Compensation Program” above.

(5)	The amounts shown in column (g) for the named executive officers for 2020 include:

•	for Mr. Lukes, automobile service, reimbursement of personal disability/life policies of $25,000 and matching contributions to the 401(k) plan and deferred compensation plan of $25,875;

•	for Mr. Fennerty, reimbursement of personal disability insurance premiums and matching contributions to the 401(k) plan;

•	for Ms. Vesy, matching contributions to the 401(k) plan and disability insurance premiums; and

•

for Mr. Makinen, matching contributions to the 401(k) plan; disability insurance premiums; and contractual termination payments triggered as the result of Mr. Makinen’s employment separation on December 13, 2020, of $1,245,381 consisting of (1) $1,175,000, representing an amount equal to one-and-a-half times the sum of his base salary plus his three-year average annual incentive compensation, (2) $51,151, representing COBRA and other insurance subsidies and (3) $19,230, representing accrued vacation and benefits. In addition, 19,986 unvested service-based RSUs held by Mr. Makinen at the time of his separation will continue to vest over time in accordance with the three-year vesting schedule set forth in the original awards. For more information about the separation payments and benefits provided to Mr. Makinen under his employment agreement, see “Compensation Discussion and Analysis—2020 Compensation Program—Separation Payments and Benefits for Former Officers“ and;

None of the amounts reported for the named executive officers for 2020 in column (g), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

42	SITE Centers Corp. ï 2021 Proxy Statement

2020 Grants of Plan-Based Awards Table

NAME	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(3)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(4)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#/$)	TARGET (#/$)	MAXIMUM (#/$)
David R. Lukes	2/14/20	2/14/20	53,125	1,062,500	1,700,000	—	—	—	—	—
	3/02/20	1/30/20	—	—	—	119,086	238,171	476,342	—	3,013,977
	9/11/20	9/10/20	14,375	287,500	550,000	—	—	—	—	—
	9/11/20	9/10/20	—	—	—	—	—	—	190,696	1,500,015
	9/11/20	9/10/20	—	—	—	—	—	—	190,695	1,500,007
Conor M. Fennerty	2/14/20	2/14/20	15,000	300,000	450,000	—	—	—	—	—
	3/02/20	1/30/20	—	—	—	8,932	17,863	35,726	—	226,048
	3/02/20	1/30/20	—	—	—	5,955	11,909	23,818	—	146,698
	3/02/20	1/30/20	—	—	—	2,977	5,954	11,908	—	71,059
Christa A. Vesy	2/14/20	2/14/20	7,600	152,000	304,000	—	—	—	—	—
	2/14/20	2/14/20	—	—	—	5,814	133,000	342,000	—	133,000
Michael A. Makinen	2/14/20	2/14/20	25,000	500,000	750,000	—	—	—	—	—
	3/02/20	1/30/20	—	—	—	39,695	79,390	158,780	—	1,004,658

(1)	Amounts in the first row in these columns reflect the annual cash performance-based incentive compensation opportunity established for the named executive officers in February 2020 pursuant to their employment agreements with the Company. For Mr. Lukes, amounts in the third row in these columns reflect the incremental annual cash performance-based incentive compensation opportunity established for Mr. Lukes in September 2020 pursuant to his new employment agreement with the Company. For purposes of this table, “Threshold” represents the lowest possible amount that could be earned by the executive if he or she received anything—in other words, a payout corresponding to a score of one point on the lowest weighted 2020 annual incentive performance metric and a score of zero points on all other performance metrics. The Committee implemented a discretionary adjustment with respect to determining final payouts for the named executive officers under this program in February 2021. The amounts actually earned by the named executive officers are included in both the “Bonus” column (column (d)) and the “Non-Equity Incentive Plan Compensation” column (column (f)) of the 2020 Summary Compensation Table above. In accordance with the terms of his new September 2020 employment agreement, Mr. Lukes elected by October 31, 2020 to receive all of his 2020 annual cash performance-based incentive compensation in the form of service-based RSUs. Due to the fact that Mr. Lukes’ election right was not part of his original opportunity established in February 2020 under this program, these RSU grants are not reported separately as stock awards under either the 2020 Summary Compensation Table or this table, as that would result in the double-counting of the payout value. See “Compensation Discussion and Analysis—2020 Compensation Program—Annual Incentive Compensation Decisions” above for additional information about the annual cash performance-based incentive compensation awards and Mr. Lukes’ RSUs election.

(2)	Amounts in this column for Messrs. Lukes, Fennerty and Makinen represent PRSU awards granted in March 2020 pursuant to their respective employment agreements with the Company pursuant to which a certain number of common shares may be issued at the end of the three-year performance period (and, in addition for Mr. Fennerty, a one-year and two-year “ramp up” performance period) based on the relative and absolute return of our common shares during the performance period. The number of shares represents the threshold, target and maximum number of shares eligible to be issued at the conclusion of the performance period, although the ultimate value of the performance-based RSU awards could be zero. For more information about these awards, see “Compensation Discussion and Analysis—2020 Compensation Program—Performance-Based and Retention-Based Equity Grants and Results” above.

Amounts in this column for Ms. Vesy represent, in dollars, the value of the potential award of RSUs issuable as partial payment of Ms. Vesy’s 2020 annual incentive compensation opportunity pursuant to the 2020 annual incentive compensation program established in February 2020 pursuant to her employment agreement with the Company. This award is denominated in dollars but payable in RSUs, and is reflected in the 2020 Summary Compensation Table as a stock award opportunity at target. For more information about this award, see “Compensation Discussion and Analysis—2020 Compensation Program—Annual Incentive Compensation Decisions.”

(3)	The amounts disclosed in this column for Mr. Lukes reflect service-based RSUs granted in connection with the execution of his new employment agreement in September 2020. The amount shown in the first completed row of this column with respect to Mr. Lukes represents Ratable Vest Upfront RSUs which generally vest in substantially equal installments on each of the four anniversaries of the grant date, and the amount shown in the second completed row of this column with respect to Mr. Lukes represents Cliff Vest Upfront RSUs which generally vest on the fourth anniversary of the grant date (in each case subject generally to Mr. Lukes’ continued employment with us on the applicable vesting date). For more information about these awards, see “Compensation Discussion and Analysis—2020 Compensation Program—Performance-Based and Retention-Based Equity Grants and Results”.

(4)	Amounts in this column relating to equity awards are computed in accordance with FASB ASC Topic 718. Amounts shown in the first completed row of this column with respect to Messrs. Lukes, Fennerty and Makinen (and also in the second and third completed rows of this column for Mr. Fennerty) represent the fair values of the PRSU awards granted to them in March 2020 pursuant to the terms of their employment agreements, which values are presented based on the probable outcome of the awards.

Amounts shown in the second and third completed rows of this column for Mr. Lukes are calculated using the closing price of our common shares on the grant date of the applicable service-based RSUs.

The amount shown in this column with respect to Ms. Vesy represents the fair value of the incentive award opportunity granted in February 2020 pursuant to which Ms. Vesy was entitled to receive RSUs at the conclusion of 2020 as partial payment of Ms. Vesy’s 2020 annual incentive compensation. The fair value of this award was based on the probable outcome of the award, which was determined on the service inception date to be the target value. The value of the RSUs actually granted to Ms. Vesy was determined in early 2021 by the Committee to be $133,000.

SITE Centers Corp. ï 2021 Proxy Statement	43

Grants made in 2020, including the impact of Mr. Lukes’ new September 2020 employment agreement and the Committee’s exercise of discretion in determining final payout amounts under described incentive programs, are described more fully in the “Compensation Discussion and Analysis” and “Employment Agreements” sections of this Proxy Statement. More information concerning the terms of the named executive officers’ employment agreements is provided under the section entitled “Employment Agreements” of this Proxy Statement. More information concerning the amount of salary and incentive compensation in proportion to total compensation for Mr. Lukes is provided under the section of this Proxy Statement entitled “Compensation Discussion and Analysis—Compensation Program Design”.

Outstanding Equity Awards at 2020 Fiscal Year-End Table(1)

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)(2)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(3)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(4)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)(4)
David R. Lukes	various	—	—	—	—	459,795	4,653,125	—	—
	3/02/2018	—	—	—	—	—	—	387,680	3,923,322
	3/02/2019	—	—	—	—	—	—	331,359	3,353,353
	3/02/2020	—	—	—	—	—	—	325,406	3,293,109
Conor M. Fennerty	various	—	—	—	—	45,929	464,801	—	—
	3/02/2020	—	—	—	—	—	—	4,067	41,158
	3/02/2020	—	—	—	—	—	—	8,135	82,326
	3/02/2020	—	—	—	—	—	—	24,406	246,989
Christa A. Vesy	2/22/2011	1,881	—	22.34	2/22/2021	—	—	—	—
	2/22/2012	2,775	—	22.39	2/22/2022	—	—	—	—
	2/22/2013	3,777	—	27.33	2/22/2023	—	—	—	—
	2/22/2014	12,773	—	26.83	2/22/2024	—	—	—	—
	2/22/2015	9,830	—	31.11	2/22/2025	—	—	—	—
	2/23/2016	9,075	—	26.60	2/23/2026	—	—	—	—
	various	—	—	—	—	39,582	400,570	—	—
Michael A. Makinen(5)	various	—	—	—	—	19,986	202,258	—	—

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2020 Fiscal Year-End Table is provided as of December 31, 2020.

(2)	The amounts in this column with respect to the following named executive officers reflect RSUs that generally vest or vested as follows:

MR. LUKES (#)	MR. FENNERTY (#)	MS. VESY (#)	MR. MAKINEN (#)	VESTING DATES
—	2,039	5,548	—	February 22, 2021
46,984	1,940	15,134	11,466	February 22, 2021 and 2022
—	—	18,900	—	February 22, 2021, 2022 and 2023
—	—	10,176	—	February 22, 2022, 2023 and 2024
31,420	—	—	8,520	March 2, 2021
190,696	—	—	—	September 11, 2021, 2022, 2023 and 2024
190,695	—	—	—	September 11, 2024
—	22,608	—	—	October 1, 2021
—	19,342	—	—	November 6, 2021 and 2022
459,795	45,929	49,758	19,986	Total

The 10,176 RSUs granted to Ms. Vesy on February 22, 2021 constitute the partial payout of 2020 annual incentive compensation determined in February 2021 to have been earned for 2020, and are included in this table because the service inception date for these RSUs occurred in 2020.

(3)	These amounts were calculated based upon the closing price of our common shares on December 31, 2020 of $10.12.

(4)

For Mr. Lukes represents the “maximum” number of shares that could be earned under outstanding PRSUs for each of the performance period beginning on March 1, 2018 and ending on February 28, 2021 (the second row), for the performance period beginning on March 1, 2019 and ending on February 28, 2022 (the third row) and for the performance period beginning on March 1, 2020 and ending on February 28, 2023 (the fourth row), in each case reduced by 1/3 on account of the Company’s negative absolute TSR during the performance periods through December 31, 2020 in accordance with the terms of the original awards. For Mr. Fennerty, represents the “maximum” number of shares that could be earned under outstanding PRSUs for the performance period beginning on March 1, 2020 and ending on February 28, 2021 (the first row), for the performance period beginning on March 1, 2020 and ending on February 28, 2022 (the second row) and for the performance period beginning on March 1, 2020 and ending on February 28, 2023 (the third row) in each case reduced by 1/3 on account of the Company’s negative absolute TSR during the performance periods through December 31,

44	SITE Centers Corp. ï 2021 Proxy Statement

2020 in accordance with the terms of the original awards. Consistent with the terms of these PRSUs, the payout values include dividend equivalents accrued under the PRSU awards between the date of grant and December 31, 2020. These awards are described more fully in “Compensation Discussion and Analysis—2020 Compensation Program—Performance-Based and Retention-Based Equity Grants and Results” above.

(5)	Unvested service-based RSUs held by Mr. Makinen at the time of his separation will continue to vest over time in accordance with the three-year vesting schedule set forth in the original awards.

2020 Option Exercises and Stock Vested Table

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(1)
David R. Lukes	—	—	54,912	671,504
Conor M. Fennerty	—	—	4,224	56,723
Christa A. Vesy	—	—	16,033	211,475
Michael A. Makinen	—	—	272,489	2,834,029

(1)	Shares acquired on vesting are valued at the closing price of our common shares on the date prior to vesting.

2020 Nonqualified Deferred Compensation Table(1)

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($)(2)	REGISTRANT CONTRIBUTIONS IN LAST FY ($)(3)	AGGREGATE EARNINGS IN LAST FY ($)(4)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($)(5)
Elective Deferred Compensation Plan:
David R. Lukes	25,750	17,325	4,589	—	87,605
Conor M. Fennerty	—	—	—	—	—
Christa A. Vesy	—	—	13,869	—	45,403
Michael A. Makinen	—	—	3,963	—	29,127

(1)	Our nonqualified deferred compensation plans are described more fully in “Compensation Discussion and Analysis — 2020 Compensation Program — Other Benefits and Information” above.

(2)	The amounts reported for our named executive officers in this column are included in the “Salary” column of the 2020 Summary Compensation Table above.

(3)	The amounts reported for our named executive officers in this column are included in the “All Other Compensation” column of the 2020 Summary Compensation Table above.

(4)	This amount is not reported in the 2020 Summary Compensation Table.

(5)	Of the amount reported in this column, $39,725 for Mr. Lukes, $19,998 for Ms. Vesy and $23,900 for Mr. Makinen was previously reported as compensation in Summary Compensation Tables included in prior years’ proxy statements.

SITE Centers Corp. ï 2021 Proxy Statement	45

Potential Payments Upon Termination or Change in Control

We have entered into certain agreements and we maintain certain plans and policies that will require us to provide certain compensation and other benefits to our continuing named executive officers in the event of a termination of employment or a change in control of the Company. Based on a hypothetical termination and/or change in control occurring on December 31, 2020, the following tables describe the potential payments upon such termination or change in control owing to each named executive officer then serving at the end of the year under his/her employment agreement and other arrangements in effect on December 31, 2020. The terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies and compensation arrangements, will govern any potential payments for actual terminations or a change in control occurring after December 31, 2020.

EVENT	DAVID R. LUKES ($)	CONOR M. FENNERTY ($)	CHRISTA A. VESY ($)
Retirement or other Voluntary Termination (without Good Reason)
Accrued Vacation(1)	34,615	15,385	14,615
Total	34,615	15,385	14,615
Involuntary Not for Cause or Good Reason Termination
Cash Severance(2)	4,817,500	1,071,320	798,000
Unvested Restricted Stock Units	4,653,125	464,801	400,570
Unvested Performance-Based Equity Awards(3)	10,569,784	370,473	—
Post-Termination Health and Welfare Benefits(4)	50,244	45,342	49,339
Outplacement Services(5)	—	—	8,250
Accrued Vacation(1)	34,615	15,385	14,615
Total	20,125,268	1,967,321	1,270,774
For Cause Termination
No Payments	N/A	N/A	N/A
Total	N/A	N/A	N/A
Involuntary or Good Reason Termination (Change in Control)
Cash Severance(2)	7,226,250	1,785,533	1,330,000
Unvested Restricted Stock Units	4,653,125	464,801	400,570
Unvested Performance-Based Equity Awards(3)	10,569,784	370,473	—
Post-Termination Health and Welfare Benefits(4)	50,244	45,342	49,339
Outplacement Services(5)	—	—	8,250
Accrued Vacation(1)	34,615	15,385	14,615
Total	22,534,018	2,681,534	1,802,774

46	SITE Centers Corp. ï 2021 Proxy Statement

EVENT	DAVID R. LUKES ($)	CONOR M. FENNERTY ($)	CHRISTA A. VESY ($)
Disability
Cash Severance(2)	1,508,750	314,213	532,000
Unvested Restricted Stock Units	3,859,677	269,060	400,570
Unvested Performance-Based Equity Awards(3)	—	—	—
Post-Termination Health and Welfare Benefits(4)	50,244	30,228	32,892
Disability Insurance Proceeds(6)	1,647,751	2,837,977	2,801,176
Accrued Vacation(1)	34,615	15,385	14,615
Total	7,101,037	3,466,863	3,781,253
Death
Cash Severance(2)	1,508,750	314,213	532,000
Unvested Restricted Stock Units	3,859,677	269,060	400,570
Unvested Performance-Based Equity Awards(3)	—	—	—
Post-Termination Health and Welfare Benefits(4)	50,244	30,228	32,892
Accrued Vacation(1)	34,615	15,385	14,615
Total(7)	5,453,286	628,886	980,077

(1)	Assumes two weeks of personal time off (“PTO”) is paid pursuant to our current PTO policy.

(2)	Reported amounts calculated pursuant to the terms of the respective employment agreement, if applicable, assuming an annual incentive payout for 2020 at the “target” level (except in the case of termination in connection with a change in control), payable in a lump sum. Assumes any accrued base salary and bonus have been paid.

(3)	Reported amounts reflect the maximum value of PRSUs that could have been earned based on the relative performance measured as of December 31, 2020 (assuming no replacement awards were granted in the event of a Change of Control). As of December 31, 2020, relative TSR during the performance period applicable to the three-year PRSUs issued to Mr. Lukes on March 2, 2018, March 2, 2019 and March 2, 2020 had exceeded the “target” threshold requirements set forth in the applicable awards. As of December 31, 2020, relative TSR during the performance period applicable to the one-year, two-year and three-year PRSUs issued to Mr. Fennerty on March 2, 2020 had exceeded the “target” threshold requirements set forth in the applicable awards. In accordance with the terms of Messrs. Lukes and Fennerty’s PRSU awards, the value of these awards reflects a reduction of 1/3 on account of the Company’s negative absolute TSR during the performance periods through December 31, 2020.

(4)	Reported amounts consist of our estimate of continued health and welfare benefits costs (or a lump sum payment related thereto) of 18 months for Messrs. Lukes and Fennerty, and one year for Ms. Vesy, except in the case of involuntary termination, in which case the amount is an 18-month estimate for Ms. Vesy.

(5)	Reported amounts consist of our estimate of one year of outplacement service.

(6)	Reported amounts consist of our estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 31, 2020, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(7)	Reported amounts do not include payments under personal life insurance policies arranged and obtained by the executives for which we reimburse the premium (subject to caps on reimbursement set forth in the applicable executive’s employment agreement).

SITE Centers Corp. ï 2021 Proxy Statement	47

Employment Agreements

Employment Agreements in Effect During 2020 with Named Executive Officers

In March 2017, we entered into employment agreements with Messrs. Lukes and Makinen. In December 2016, we entered into an employment agreement with Ms. Vesy which was amended in February 2018. In November 2019, we entered into an employment agreement with Mr. Fennerty. Mr. Makinen’s employment with us terminated effective December 13, 2020. On September 11, 2020, we entered into a new employment agreement with Mr. Lukes, which superseded and replaced his prior employment agreement. The key terms of these employment agreements are described below.

•

Term. The fixed term of Mr. Lukes’ new 2020 employment agreement ends on September 11, 2024 (the fixed term of his prior 2017 employment agreement would have ended on March 1, 2021), and the fixed term of the other employment agreements ends on March 1, 2021 for Mr. Makinen, November 6, 2022 for Mr. Fennerty, and December 31, 2021 for Ms. Vesy.

•

Base Salary and Benefits. The employment agreements provide for minimum annual base salary rates of $900,000 for Mr. Lukes (increased from $850,000 in his 2017 employment agreement), $400,000 for Mr. Fennerty, $380,000 for Ms. Vesy, and $500,000 for Mr. Makinen. In addition, the employment agreements provide for participation in certain employee benefit plans, reasonable paid time off, and other customary fringe benefits.

•

Annual Cash Incentive Compensation. Pursuant to the employment agreements, each executive is generally entitled to an annual cash incentive compensation opportunity targeted at 150% for Mr. Lukes (increased from 125% in his 2017 employment agreement), 75% for Mr. Fennerty, 40% for Ms. Vesy, and 100% for Mr. Makinen, of year-end base salary, the payout of which award would be pro-rated for any partial year during the contract period (other than for Ms. Vesy, or for 2020 for Mr. Lukes) based on the executive’s service during such year. See “Compensation Discussion and Analysis—2020 Compensation Program” for a discussion of the methods used to determine the executives’ annual performance-based cash incentive opportunities and compensation.

•

Initial Equity Grants. As previously disclosed, Messrs. Lukes, Fennerty and Makinen were entitled to initial equity grants pursuant to their employment agreements (or, for Mr. Lukes, his original 2017 employment agreement). Such equity grants are described in our Proxy Statements covering the fiscal years in which the grants occurred, and, to the extent outstanding on December 31, 2020, are reflected above in the Outstanding Equity Awards at 2020 Fiscal Year-End Table. On September 11, 2020, pursuant to his 2020 employment agreement, Mr. Lukes received a grant of 190,696 Ratable Vest Upfront RSUs with respect to Company common shares valued at $1,500,000 and generally vesting in four substantially equal installments on each of the first four anniversaries of the grant date, plus a grant of 190,695 Cliff Vest Upfront RSUs with respect to Company common shares valued at $1,500,000 and generally vesting on the fourth anniversary of the grant date.

•

Annual Equity Grants. As we have previously disclosed, the employment agreement with Mr. Makinen and the 2017 employment agreement for Mr. Lukes provided for annual performance-based equity grants to such officers in 2017, 2018, 2019, and 2020, which grants (to the extent outstanding at December 31, 2020) are reflected above in the Outstanding Equity Awards at 2020 Fiscal Year-End Table.

Pursuant to his 2020 employment agreement, Mr. Lukes is entitled to receive:

•

No later than March 15 of each of 2021, 2022, 2023, and 2024, a grant of $1,000,000 in service-based RSUs regarding Company common shares and generally vesting in substantially equal installments on each of the first three anniversaries of the grant date (“Annual RSUs”); and

•

No later than March 15 of each of 2021, 2022, 2023, and 2024, a grant of $2,000,000 in “target” PRSUs regarding Company common shares, the payout of which will vary from 0% to 200% of the target award based on achievement with respect to performance objectives established by the Committee in consultation with Mr. Lukes measured over a three-year performance period (“Annual PRSUs”), provided that no less than 50% of the aggregate target PRSUs for each calendar year will vest based on the Company’s relative total shareholder return achievement.

The employment agreement with Mr. Fennerty provides that, on each of March 2, 2020, 2021 and 2022, subject to his continued employment and the approval of the Committee, Mr. Fennerty is eligible to receive a grant of PRSUs (or a substantially similar award) covering a “target” number of shares equal in value (determined in accordance with the employment agreement) to $450,000. The payout of Mr. Fennerty’s annual PRSUs will vary based on relative total shareholder return performance measured over a three-year performance period (or in the case of PRSUs granted on

48	SITE Centers Corp. ï 2021 Proxy Statement

March 2, 2020, one-, two- and three-year performance periods), with the ultimate payout ranging from a threshold level of 1/3 of target to a maximum level of two times target (subject to reduction by 1/3 in the event that the Company’s absolute total shareholder return during the applicable performance period is negative).

Ms. Vesy’s employment agreement provides that, for each calendar year during the term of her employment agreement, Ms. Vesy is eligible to receive performance-based equity compensation having a grant date target value of 25% of the sum of her year-end base salary plus her annual performance-based cash incentive compensation award payout.

•

Annual Bonus RSUs Election for Mr. Lukes. Pursuant to his 2020 employment agreement, Mr. Lukes may elect, generally no later than October 31 of each calendar year, to receive up to 100% of his annual cash incentive payout (if any) for such calendar year in the form of a grant of service-based RSUs equal in value to 120% of the portion of the annual cash incentive that is subject to the election, and generally vesting in substantially equal installments on the first three anniversaries of the grant date (“Annual Bonus RSUs”).

•

Termination. The employment agreements may be terminated under a variety of circumstances. Our Board has the right to terminate an employment agreement for “cause” if the executive engages in certain specified conduct, for “disability” if the executive is disabled for a specified period of time, or at any other time without cause by giving the executive at least 90 days’ prior written notice. The executive also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

•

Benefits Upon a Termination. The executives (or their personal representatives or dependents, as appropriate) are entitled under the employment agreements to certain additional payments and benefits in the event of certain termination circumstances during the agreement term, including in connection with a change in control. In general, the Committee believes that the inclusion of change in control provisions in these agreements is appropriate because such agreements help ensure a continuity of management during a potential change in control and help ensure that management remains focused on completing a transaction that is likely to maximize shareholder value. The Committee also believes that the payment of change in control compensation would be appropriate because the executive officer may forego other opportunities at the time of the change in control. For information concerning the amounts payable upon a change in control measured as of December 31, 2020 see the following discussion and the “Executive Compensation Tables and Related Disclosure — Potential Payments Upon Termination or Change in Control” section above. The benefits to which the executives are or were entitled under the employment agreements in the event of certain termination scenarios (over and above accrued compensation and benefits) are summarized in the table below:

SITE Centers Corp. ï 2021 Proxy Statement	49

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON	TERMINATION DUE TO DEATH OR DISABILITY	“TRIGGERING EVENT”(2) WITHIN TWO YEARS AFTER A “CHANGE IN CONTROL”(3)
Mr. Lukes (under 2017 employment agreement)

•  Lump sum in cash equal to up to two times (the “Multiplier”)(1) the sum of (a) base salary plus (b) average of the annual incentives earned in the three fiscal years preceding the year of termination (the “Average Bonus”)

•  Lump sum in cash equal to the annual incentive that would have been earned for year of termination based on actual performance, pro-rated based on the executive’s period of service during such year (the “Pro-Rata Actual Bonus”); and

•  Lump sum in cash equal to 18 months of monthly COBRA premiums for health, dental and vision benefits (if COBRA coverage is elected) and the employer portion of the premium for other insurance provided by the Company (the “COBRA Benefit”)

•  Lump sum in cash equal to the target annual incentive for year of termination, pro-rated based on the executive’s period of service during such year (the “Pro-Rata Target Bonus”)

•  18-month COBRA Benefit (or, in the event of death, a substantially similar benefit to his beneficiaries)

• Lump sum in cash equal to three times sum of (a) base salary plus (b) Average Bonus • Pro-Rata Target Bonus • 18-month COBRA Benefit
Mr. Lukes (under new 2020 employment agreement)

•  Lump sum in cash equal to two times sum of (a) base salary plus (b) Average Bonus (disregarding any enhanced value received based on any election to receive Annual Bonus RSUs in lieu of cash for any annual incentive)

•   Pro-Rata Actual Bonus

•   18-month COBRA Benefit

•   Vesting of Annual Bonus RSUs, Ratable Vest Upfront RSUs, Cliff Vest Upfront RSUs, Annual RSUs and Annual PRSUs (“Lukes Award Vesting”)

		• Same as 2017 employment agreement, except also entitled to Lukes Award Vesting	• Same as 2017 employment agreement, except also entitled to Lukes Award Vesting
Mr. Fennerty

•  Lump sum in cash equal to up to 1.5 times (the Multiplier)(1) sum of (a) base salary plus (b) the Average Bonus (or, if executive has been eligible for fewer than three incentive payouts for fiscal years after 2018, the number of post-2018 fiscal years preceding the year of termination)

•  Pro-Rata Actual Bonus

•  18-month COBRA Benefit

• Pro-Rata Target Bonus • 12-month COBRA Benefit (or, in the event of death, a substantially similar benefit to his beneficiaries)

•  Lump sum in cash equal to 2.5 times the sum of (a) base salary plus (b) Average Bonus (or, if executive has been eligible for fewer than three incentive payouts for fiscal years after 2018, the number of post-2018 fiscal years preceding the year of termination)

•   Pro-Rata Target Bonus

•   18-month COBRA Benefit

50	SITE Centers Corp. ï 2021 Proxy Statement

	TERMINATION WITHOUT CAUSE OR FOR GOOD REASON	TERMINATION DUE TO DEATH OR DISABILITY	“TRIGGERING EVENT”(2) WITHIN TWO YEARS AFTER A “CHANGE IN CONTROL”(3)
Ms. Vesy

•  Lump sum in cash equal to 1.5 times the sum of (a) base salary plus (b) Ms. Vesy’s target annual cash incentive for the year of termination

•   Pro-Rata Target Bonus

•   18-month COBRA Benefit

•   Payment for one year of outplacement services, provided that Ms. Vesy first uses such outplacement services and support within 90 days following termination

•  Lump sum in cash equal to one times sum of (a) base salary plus (b) Ms. Vesy’s target annual cash incentive for the year of termination; and

•   Pro-Rata Target Bonus

•   12-month COBRA Benefit (or, in the event of death, a substantially similar benefit to her beneficiaries)

•  Lump sum in cash equal to 2.5 times the sum of (a) base salary plus (b) target annual cash incentive for the year of termination

•   Pro-Rata Target Bonus

•   18-month COBRA Benefit

•   Payment for one year of outplacement services, provided that Ms. Vesy first uses such outplacement services within 90 days following termination

Mr. Makinen (agreement now terminated)	• Lump sum in cash equal to up to 1.5 times (the Multiplier)(1) the sum of (a) base salary plus (b) the Average Bonus • Pro-Rata Actual Bonus • 18-month COBRA Benefit	• Pro-Rata Target Bonus • 18-month COBRA Benefit (or, in the event of death, a substantially similar benefit to his beneficiaries)	• Lump sum in cash equal to 2.5 times the sum of (a) base salary plus (b) the Average Bonus • Pro-Rata Target Bonus • 18-month COBRA Benefit

(1)	For Mr. Lukes, the Multiplier under his 2017 employment agreement was set to decrease monthly from two to zero on a linear basis beginning on March 1, 2019 and ending on March 1, 2021. For Mr. Makinen, the Multiplier decreased monthly from 1.5 to zero on a linear basis beginning on September 1, 2019 and ending on March 1, 2021. Mr. Fennerty’s Multiplier will decrease monthly from 1.5 to zero on a linear basis beginning on May 5, 2021 and ending on November 5, 2022.

(2)	A “Triggering Event” is the occurrence of one of the following within two years after a change in control: (a) we terminate the employment of the executive, other than in the case of a termination for “Cause” (as defined in the applicable employment agreement), a termination following disability, or a termination based on death; or (b) the executive terminates the executive’s employment for “Good Reason” or, for Ms. Vesy, for certain events that are similarly detrimental to the executive, in each case as specified in the applicable employment agreement.

(3)	A “Change in Control” generally occurs if: (a) there is a consummation of a consolidation or merger in which we are not the surviving corporation, the sale of substantially all of our assets, or the liquidation or dissolution of the Company; (b) any person or other entity (subject to certain exceptions) purchases our shares (or securities convertible into our shares) pursuant to a tender or exchange offer without the prior consent of the Board, or becomes the beneficial owner of 30% or more of the voting power of our outstanding securities without the prior consent of the Board; or (c) during any two-year period, we experience a turnover of a majority of the Directors on our Board (subject to certain exceptions for replacement Directors approved by at least two-thirds of the Directors serving at the beginning of such period, but specifically excluding certain replacement Directors elected in connection with an election or proxy contest).

•	Other Terms.

•

The employment agreements include customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants.

•

Pursuant to Mr. Lukes’ employment agreements, the Company agreed to reimburse Mr. Lukes for his reasonable attorneys’ fees and other reasonable expenses incurred in connection with the negotiation of each employment agreement, up to a maximum of $20,000.

•

For Mr. Lukes only, the Company agreed to provide suitable automobile service for Mr. Lukes’ business use, including all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses, which automobile may also be used by Mr. Lukes (and anyone authorized by Mr. Lukes) for personal use at no cost to Mr. Lukes (except for applicable taxes).

•

For Messrs. Lukes and Fennerty only, the Company agreed to reimburse (up to an aggregate maximum of $25,000 in any calendar year for Mr. Lukes, and up to an aggregate maximum of $10,000 for Mr. Fennerty) premiums paid by the executive for life, disability and/or similar insurance policies.

SITE Centers Corp. ï 2021 Proxy Statement	51

Amended Employment Agreement with Mr. Fennerty

On February 17, 2021, we entered into an Amended and Restated Employment Agreement with Mr. Fennerty (the “Amended Fennerty Agreement”). The key changes reflected in the Amended Fennerty Agreement (including those that modify the descriptions provided above) were: (1) an increase in Mr. Fennerty’s annual base salary rate from $400,000 per year to $450,000 per year; (2) an increase in Mr. Fennerty’s annual cash bonus opportunity to 50% of year-end base salary at threshold, 100% at target and 150% at maximum (from 37.5%, 75%, and 112.5%, respectively); (3) an upfront award of approximately $375,000 of service-based RSUs which generally vest in two substantially equal installments on the second and third anniversaries of the grant date; (4) an annual grant of approximately $250,000 of service-based RSUs generally vesting ratably in three equal installments on the first three anniversaries of the grant date; (5) an increase in Mr. Fennerty’s annual target PRSU award value from $450,000 to $500,000; and (6) certain alignment of Mr. Fennerty’s annual PRSU award provisions with those for Mr. Lukes under his new 2020 employment agreement (in particular, the target grant date will occur each year before March 15th, at least 50% of the applicable performance metrics will be based on relative total shareholder return achievement, and the payout at the end of the applicable three-year performance period will not be reduced by 1/3 in the event of a negative absolute total shareholder return). In addition, Mr. Fennerty will be eligible for accelerated vesting of his new RSUs and PRSUs if his employment is terminated without cause, for good reason, due to disability or due to death, and his cash severance approach was modified to eliminate the Multiplier decrease described in the table above. The term of the Amended Fennerty Agreement is expected to end on February 29, 2024. More information about the Amended Fennerty Agreement is expected to be provided in our proxy statement for the 2022 annual meeting.

Equity Award Provisions

With respect to time-based RSUs granted in 2017 and 2019 to Messrs. Lukes and Makinen, in the event of a termination without cause or for good reason, the unvested RSUs would generally continue to vest; for Mr. Makinen, his unvested RSUs would have vested in full in the event of his death or disability. With respect to time-based RSUs granted to Mr. Fennerty, in the event of a termination without cause or for good reason, the unvested RSUs would generally continue to vest (except with respect to time-based RSUs granted in November 2019, which would not vest). In the event of a termination without cause or termination by the executive for good reason within two years after a Change in Control, all RSUs and stock options previously granted to the executives would generally vest in full. With respect to time-based RSUs and stock options granted in 2016, 2017, 2018, 2019 and 2020 to Ms. Vesy, in the event of death or disability, unvested time-based RSUs and stock options would vest in full, and in the event of a termination of employment by the Company without cause, unvested time-based RSUs and stock options would generally continue to vest.

With respect to the PRSUs granted to Messrs. Lukes and Makinen in 2017, 2018 and 2019, and the PRSUs granted to Messrs. Lukes, Makinen and Fennerty in 2020, in the event of a termination of employment by the Company without cause, or a termination by the executive for good reason, the awards would be earned (if at all) on the basis of the relative achievement of the applicable performance objectives measured as of the date of termination; Mr. Makinen would have received the same treatment in the event of a termination due to death or disability. In the event of a change in control, the performance-based awards of Messrs. Lukes, Makinen and Fennerty would vest based on the relative achievement of the applicable performance objectives measured as of the date of the change in control, unless a “replacement award” (as described in the applicable award agreements) is provided.

Notwithstanding the foregoing, pursuant to his 2020 employment agreement, Mr. Lukes is eligible for accelerated vesting of his Annual Bonus RSUs, Ratable Vest Upfront RSUs, Cliff Vest Upfront RSUs, Annual RSUs and Annual PRSUs if his employment with the Company is terminated (1) by the Company without cause, (2) by Mr. Lukes for good reason, (3) by the Company due to Mr. Lukes’ total disability, or (4) due to Mr. Lukes’ death. Substantially similar treatment will also now apply to RSUs and PRSUs awarded to Mr. Fennerty under the Amended Fennerty Agreement.

Named Executive Officer Departure

On September 14, 2020, we eliminated Mr. Makinen’s position of Chief Operating Officer. Mr. Makinen ceased serving as an executive officer on September 23, 2020 and departed as an employee on December 13, 2020. In connection with Mr. Makinen’s termination without cause under his employment agreement, we entered into a Separation Agreement with Mr. Makinen on September 23, 2020 and provided him with certain payments and benefits described above in the section titled “Compensation Discussion and Analysis—2020 Compensation Program—Separation Payments and Benefits for Former Officers”.

52	SITE Centers Corp. ï 2021 Proxy Statement

CEO Pay Ratio

For 2020, the ratio of the annual total compensation of Mr. Lukes, our CEO (“CEO Compensation”), to the median of the annual total compensation of all of our employees and those of our consolidated subsidiaries (other than Mr. Lukes) (“Median Annual Compensation”) was approximately 99 to 1. The annual total compensation of Mr. Lukes in 2020 includes two retention-based awards of RSUs having an aggregate grant date fair value of approximately $3.0 million that were granted to him in connection with the execution of his new employment agreement in September 2020. Spreading the value of these awards over the full four-year term of his new employment agreement, and attributing only $218,752 of this value to 2020 (reflecting 3.5 out of 48 months), the ratio of Mr. Lukes’ 2020 annual total compensation to the Median Annual Compensation would have been closer to 67 to 1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described below.

For purposes of this pay ratio disclosure, CEO Compensation was $8,573,834. CEO Compensation for purposes of this disclosure represents the total compensation reported for Mr. Lukes under the “2020 Summary Compensation Table” for 2020 and also includes the Company’s contributions to group health and welfare benefits provided to Mr. Lukes.

For purposes of this pay ratio disclosure, Median Annual Compensation was $86,353, and was calculated by totaling for our Median Employee all applicable elements of compensation for 2020 in accordance with Item 402(c)(2)(x) of Regulation S-K. This Median Annual Compensation amount consists of salary, bonus, and the Company’s contributions to group health and welfare benefits provided to the Median Employee.

We refer to the employee who received the Median Annual Compensation as the “Median Employee.” We identified a new Median Employee for purposes of calculating our CEO pay ratio for 2020 rather than using the Median Employee utilized to calculate our CEO pay ratio for 2019. To identify the new Median Employee, we first measured compensation for the period beginning on January 1, 2020 and ending on November 30, 2020 for 331 employees, representing all full-time, part-time, seasonal and temporary employees of the Company and its consolidated subsidiaries as of December 1, 2020 (the “Determination Date”). This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules. This number also does not exclude any non-U.S. employees and does not exclude any employees of businesses acquired by us or combined with us. The compensation measurement was calculated by totaling, for each employee, cash compensation (except as described in the next sentence), including regular pay (wages and salary), all variants of overtime, tax gross-up earnings related to awards, dividend equivalent payments, car allowances, short-term disability payments, and all variants of bonus payments. Specifically excluded from the calculation were the value of equity and equity-based awards, equity deferred compensation, deferred equity distributions, option exercises, deferred equity dividend earnings, taxable fringe benefits for executive long-term disability, and sign-on bonuses. Further, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. A portion of our employee workforce (full-time and part-time) identified above worked for less than the full fiscal year due to commencing employment after January 1, 2020. In determining the Median Employee, we annualized the total compensation for such individuals (but avoided creating full-time equivalencies) based on reasonable assumptions and estimates relating to our employee compensation program.

SITE Centers Corp. ï 2021 Proxy Statement	53

7. Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Proposal Summary and Board Recommendation

PricewaterhouseCoopers LLP served as our independent registered public accounting firm in 2020 and has been selected by our Audit Committee to do so in 2021. Our Board has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, be available to respond to appropriate questions and have an opportunity to make a statement, if desired.

Shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our Amended and Restated Code of Regulations or otherwise. However, our Board is seeking ratification of PricewaterhouseCoopers LLP as a matter of good corporate practice. If the shareholders do not approve the ratification of PricewaterhouseCoopers LLP, then the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain PricewaterhouseCoopers LLP, notwithstanding the fact that the shareholders did not approve the ratification of PricewaterhouseCoopers LLP, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the shareholders ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm, the Audit Committee reserves the right in its discretion to select a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

BOARD RECOMMENDATION:

“FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019.

TYPE OF FEES	2020 ($)	2019 ($)
Audit fees(1)	1,141,522	1,842,427
Audit-related fees(2)	196,893	594,930
Tax fees(3)	419,444	652,274
All other fees(4)	972	2,916
Total	1,758,831	3,092,547

(1)	Audit fees consisted principally of fees for the audit of our financial statements, as well as audit-related tax services and registration statement-related services performed pursuant to SEC filing requirements. Of these amounts, the fees for the registration statement-related services were $226,932 for 2019.

(2)	Audit-related fees consisted of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” Such audit-related fees consisted solely of fees for separate entity and joint venture audits. Several of our joint venture agreements and loan agreements require the engagement of an independent registered public accounting firm to perform audit-related services.

54	SITE Centers Corp. ï 2021 Proxy Statement

(3)	Tax fees consisted of fees billed for professional services rendered for tax compliance and tax consulting services. The fees for tax compliance services for 2020 and 2019 were $301,278 and $294,331, respectively. Such tax compliance fees consisted solely of fees for separate entity and joint venture tax reviews.

(4)	All other fees consisted of fees billed for other products and services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has a policy for the pre-approval of all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee pre-approves specifically described audit and permissible non-audit services, and periodically grants general pre-approval of categories of audit and permissible non-audit services up to specified cost thresholds. Any services exceeding pre-approved cost levels must be specifically pre-approved by the Audit Committee. All of the services rendered by PricewaterhouseCoopers LLP under the categories “Audit-related fees,” “Tax fees,” and “All other fees” described above were pre-approved by the Audit Committee.

Auditor Independence

The Audit Committee believes that the non-audit services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee meets at least quarterly to review quarterly or annual financial information prior to its release and inclusion in SEC filings. As part of each meeting, the Audit Committee has the opportunity to meet independently with management and our independent registered public accounting firm.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the independent registered public accounting firm any relationships that may impact its objectivity and independence, and has satisfied itself as to the independent registered public accounting firm’s independence.

The Audit Committee reviewed and discussed with the independent registered public accounting firm all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2020, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-described review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC.

Audit Committee

Jane E. DeFlorio, Chair

Linda B. Abraham

Terrance R. Ahern

Dawn M. Sweeney

SITE Centers Corp. ï 2021 Proxy Statement	55

8. Corporate Governance and Other Matters

Codes of Ethics

Code of Ethics for Senior Financial Officers

We have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the CEO, CFO, CAO, Controller, Treasurer, and Chief Internal Auditor (collectively, our “senior financial officers”). Among other matters, this code requires our senior financial officers to:

•	Act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•

Endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that we file with, or submit to, the SEC and other public filings or communications we make;

•

Endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	Not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;

•	Not use for personal advantage confidential information acquired in the course of their employment;

•	Proactively promote ethical behavior among peers and subordinates in the workplace; and

•	Promptly report any violation or suspected violation of this code in accordance with our Reporting and Non-Retaliation Policy and, if appropriate, directly to the Audit Committee.

Only the Audit Committee or our Board, including a majority of the independent Directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

We also have a Code of Business Conduct and Ethics that addresses our commitment to honesty, integrity and the ethical behavior of our employees, officers and Directors. This code governs the actions and working relationships of our employees, officers and Directors with tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom we may conduct business. Employees are required to review and acknowledge our Code of Business Conduct and Ethics on an annual basis in connection with their completion of certain compliance training modules. Only our Board or the Nominating and ESG Committee may waive any provision of this code with respect to an officer or Director. Any such waiver or any amendment to this code will be promptly disclosed on our website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s Corporate Compliance Officer may waive any provision of this code with respect to all other employees. This code is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Reporting and Non-Retaliation Policy

We are committed to honesty, integrity and ethical behavior and have adopted a Reporting and Non-Retaliation Policy. The purpose of the policy is to encourage all employees to disclose any alleged wrongdoing that may adversely impact us, our tenants, shareholders, fellow employees, investors, or the public at large without fear of retaliation. The policy sets forth procedures for the reporting by employees and interested third parties of alleged financial (including auditing, accounting, and internal control matters) and non-financial wrongdoing on a confidential and anonymous basis, and a process for investigating such reported acts of alleged wrongdoing and retaliation. Reports concerning alleged wrongdoing may be made directly to our Corporate Compliance Officer, our Audit Committee Chair, or to NAVEX Global, an independent third-party service retained on our behalf. An inquiry or investigation is then initiated by the Corporate Compliance Officer or the Audit Committee Chair. The results of all investigations concerning wrongdoing are reviewed quarterly by the Corporate

56	SITE Centers Corp. ï 2021 Proxy Statement

Compliance Officer and the Chair of the Audit Committee. Reports of all matters are reported to our Board by the Chair of the Audit Committee and the Corporate Compliance Officer in a timely manner and, in no event, less than once per year. This policy is posted on our website, www.sitecenters.com, under “Governance” in the “Investors” section.

Policy Regarding Related-Party Transactions

We have a written policy regarding the review and approval of related-party transactions. A proposed transaction between us and certain parties enumerated in the policy must be submitted to our General Counsel or Corporate Compliance Officer. The relationship of the parties and the terms of the proposed transaction, among other things, are reviewed by our General Counsel or Corporate Compliance Officer to determine if the proposed transaction would constitute a material related-party transaction, in which case it is reported to the Nominating and ESG Committee prior to its approval. The Nominating and ESG Committee will then determine whether the transaction requires Board approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, are subject to prior approval by our Board pursuant to the policy and reviewed quarterly with the Nominating and ESG Committee.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our common shares as of February 21, 2021, except as otherwise disclosed in the notes below, by each person who is known by us to own beneficially more than 5% of our outstanding common shares based on a review of filings with the SEC. Except as otherwise described in the following notes, the following beneficial owners have sole voting power and sole investment power with respect to all common shares set forth opposite their respective names.

MORE THAN 5% OWNERS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP OF COMMON SHARES		PERCENTAGE OWNERSHIP (%)(5)
Alexander Otto and Katharina Otto-Bernstein	38,317,702	(1)	19.8
Blackrock, Inc.	27,281,289	(2)	14.1
The Vanguard Group, Inc.	23,641,309	(3)	12.2
Cohen & Steers, Inc.	14,158,273	(4)	7.3

(1)	According to a Form 4 filed with the SEC on February 17, 2021 and Schedule 13D/A filed with the SEC on December 18, 2020, each of Alexander Otto and Katharina Otto-Bernstein was the beneficial owner of, and had sole voting and sole dispositive power over, 30,189,950 and 8,127,752 common shares, respectively. The address for these reporting persons is c/o David A. Brown, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(2)	According to a report on Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 27,281,289 common shares and has sole voting power over 26,859,681 common shares and sole dispositive power over 27,281,289 common shares. The address for this reporting person is 55 East 52nd Street, New York, New York, 10055.

(3)	According to a report on Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 23,641,309 common shares and has sole voting power over 0 common shares, shared voting power over 486,897 common shares, sole dispositive power over 23,037,770 common shares and shared dispositive power over 603,539 common shares. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)	According to a report on Schedule 13G/A filed with the SEC on February 16, 2021 by Cohen & Steers, Inc., Cohen & Steers Capital Management, Inc. and Cohen & Steers UK Limited. According to the report, Cohen & Steers, Inc. is the beneficial owner of, and has sole dispositive power over, 14,158,273 common shares and sole voting power over 7,733,679 common shares. According to the report, Cohen & Steers Capital Management, Inc. is the beneficial owner of, and has sole dispositive power over, 14,158,273 common shares and sole voting power over 7,733,679 common shares. The address for Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. is 280 Park Avenue, 10th Floor, New York, New York 10017. The address for Cohen & Steers UK Limited is 50 Pall Mall, 7th Floor, London, United Kingdom SW1Y 5JH.

(5)	Percentages are calculated based on 193,373,697 of our common shares outstanding as of February 21, 2021.

SITE Centers Corp. ï 2021 Proxy Statement	57

Shareholder Proposals for 2022 Annual Meeting of Shareholders

In order to be included in the Company’s proxy statement for the 2022 Annual Meeting of Shareholders (the “2022 Annual Meeting”), a shareholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received in writing by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no later than December 2, 2021, assuming the 2022 Annual Meeting is not advanced or delayed by more than 30 calendar days from the date of the first anniversary of the 2021 Annual Meeting, and otherwise comply with all requirements of the SEC for shareholder proposals.

If an eligible shareholder, or a group of up to 20 eligible shareholders, desires to have a Director nomination included in the Company’s proxy statement for the 2022 Annual Meeting, such nomination shall conform to the applicable requirements in the Company’s Code of Regulations and any applicable regulations of the SEC concerning the submission and content of Director nominations for inclusion in the Company’s proxy statement, and must be received by our Secretary at 3300 Enterprise Parkway, Beachwood, Ohio 44122 no earlier than November 2, 2021 and no later than December 2, 2021, assuming the 2022 Annual Meeting is not advanced more than 30 calendar days and not delayed by more than 60 calendar days of the date of the first anniversary of the 2021 Annual Meeting.

In addition, the Company’s Code of Regulations provides that any shareholder who desires to make a Director nomination or a proposal of other business at an annual meeting without including the nomination or proposal in the Company’s proxy statement must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 120 calendar days prior to the first anniversary of the date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. In the event the annual meeting is advanced or delayed by more than 30 calendar days of the date of the anniversary of the preceding year’s annual meeting, the notice must be received not later than the close of business on the later of the 90th calendar day prior to such annual meeting and the tenth calendar day following the day on which public announcement of the date of the annual meeting is first made. Therefore, to be timely, any such proposal or nomination for the 2022 Annual Meeting must be received no later than December 2, 2021. The notice must also provide certain information required by the Company’s Code of Regulations.

As to any proposal that a shareholder intends to present to shareholders other than by inclusion in our proxy statement for the 2022 Annual Meeting, the proxies named in management’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless we receive notice of the matter to be proposed not later than February 15, 2022. Even if proper notice is received on or prior to February 15, 2022, the proxies named in our proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising shareholders of that proposal and how they intend to exercise their discretion to vote on such matter, unless the shareholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

Householding

The SEC permits a single set of annual reports and Proxy Statements to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate Proxy Card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this Proxy Statement and the accompanying annual report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any beneficial shareholder residing at such an address desires at this time or in the future to receive a separate copy of this Proxy Statement and the accompanying annual report or if any such shareholder who currently receives a separate Proxy Statement and annual report and would like to receive only a single set in the future, the shareholder should provide such instructions to us by calling Conor Fennerty, Chief Financial Officer, at (216) 755-5500, or by writing to SITE Centers Corp., Attn. Investor Relations, at 3300 Enterprise Parkway, Beachwood, Ohio 44122.

Other Matters

Shareholders and other interested parties may send written communications to our Board or the non-management Directors as a group by mailing them to our Board, c/o Aaron M. Kitlowski, Secretary, SITE Centers Corp., 3300 Enterprise Parkway, Beachwood, Ohio 44122. All communications will be forwarded to our Board or the non-management Directors as a group, as applicable.

58	SITE Centers Corp. ï 2021 Proxy Statement

9. Frequently Asked Questions

Why did you send me this Proxy Statement?

The Company sent you this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders, 2020 Annual Report, which includes our financial statements, and Proxy Card because our Board is soliciting your proxy to vote at our 2021 Annual Meeting of Shareholders. This Proxy Statement summarizes information you need to know in order to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

Shareholders who owned our common shares at the close of business on March 15, 2021, the record date for the Annual Meeting, are entitled to vote. On the record date, there were 211,024,554 common shares outstanding.

How do I attend and vote at the Virtual Annual Meeting?

Due to the continuing public health impact of the COVID-19 pandemic and out of an abundance of caution to support the health and well-being of our shareholders, employees and Directors, the Annual Meeting will be held in a virtual meeting format only, via live webcast. You will not be able to physically attend the Annual Meeting in person.

Attending the Annual Meeting as a Shareholder of Record. If you were a holder of record of common shares of the Company at the close of business on the record date (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you will be able to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting, without advance registration. You can access the meeting by visiting www.meetingcenter.io/295175720 and entering the 15-digit control number on the Proxy Card or Notice of Availability of Proxy Materials sent to you and the meeting password, SITC2021.

Registering to Attend the Annual Meeting as a Beneficial Owner. If you were a beneficial holder of common shares of the Company at the close of business on the record date (i.e. you held your shares in “street name” through an intermediary, such as a bank or broker), you must register in advance to participate in the Annual Meeting, vote electronically and submit questions during the live webcast of the meeting. To register, you must obtain a legal proxy from the bank, broker or other nominee that holds your shares giving you the right to vote the shares. You must forward a copy of the legal proxy, along with your email address, to Computershare. Requests for registration should be directed to Computershare by email at legalproxy@computershare.com no later than 5:00 p.m. Eastern Time, on Thursday, May 6, 2021. You will receive a confirmation of your registration, with a control number, by email from Computershare. At the time of the meeting, go to www.meetingcenter.io/295175720 and enter your control number and the meeting password, SITC2021.

Attending the Annual Meeting as a Guest. If you would like to enter the meeting as a guest in listen-only mode, you should access the meeting center at www.meetingcenter.io/295175720, click on the “I am a guest” button and then enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the meeting if you participate as a guest.

Voting Shares. If you have a control number as discussed above, you will be able to vote your shares electronically prior to and during the Annual Meeting by clicking on the “Cast Your Vote” link on the meeting center site. We encourage you to access the meeting in advance of the designated start time.

Once you submit your proxy, there is no need to vote at the Annual Meeting unless you wish to change or revoke your vote. Whether or not you plan to participate in the live webcast of the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the question below titled “How do I vote by proxy?”.

Asking Questions; Rules of Conduct. If you are a shareholder of record or if you have registered with Computershare as a beneficial owner in accordance with the process described above, you may submit questions before or during the Annual Meeting by accessing the meeting center at www.meetingcenter.io/295175720, entering your control number and meeting password, SITC2021, and clicking on the message icon in the upper right-hand corner of the page. Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with our rules of conduct for the Annual Meeting. Questions regarding matters that are not pertinent to the Annual Meeting will not be answered.

SITE Centers Corp. ï 2021 Proxy Statement	59

Technical Support. If you encounter technical difficulties accessing the virtual meeting platform or during the Annual Meeting, please visit https://support.vevent.com/ for assistance or contact Computershare Shareholder Services at 1-866-282-4937.

How many votes do I have?

Each common share of the Company outstanding on the record date is entitled to one vote on each item submitted to shareholders for their consideration. The accompanying Proxy Card indicates the number of shares that you owned on the record date. Our shareholders do not have the right to cumulate their votes in the election of Directors.

How do I vote by proxy?

Shareholders of record may vote either by completing, properly signing, and returning the accompanying Proxy Card via mail, by telephone, or over the Internet, or by attending and voting at the Annual Meeting. If you properly complete and timely return your Proxy Card or properly and timely follow the telephone or Internet voting instructions described below, your proxy (meaning one of the individuals named in the Proxy Card) will vote your shares as you have directed, provided however, if you do not indicate specific choices as to your vote, your proxy will vote your shares as recommended by our Board:

•	“FOR” the election of Linda B. Abraham, Terrance R. Ahern, Jane E. DeFlorio, Thomas Finne, David R. Lukes, Victor B. MacFarlane, Alexander Otto and Dawn M. Sweeney, as Directors;

•	“FOR” the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Shareholders of record may vote by calling 1-800-652-8683 or over the Internet by accessing the following website: www.investorvote.com/sitc. Voting instructions, including your shareholder account number and personal proxy control number, are contained on the accompanying Proxy Card. Those shareholders of record who choose to vote by telephone must do so by 11:59 p.m., Eastern Time, on May 10, 2021.

A number of banks and brokerage firms participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the Internet. If your shares are held in an account at a bank or brokerage firm that participates in such a program, you may direct the vote of these shares by telephone or over the Internet by following the voting instructions enclosed with the voting instruction form from the bank or brokerage firm. The Internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions, and to confirm that those instructions have been properly recorded. Votes directed by telephone through such a program must be received by 11:59 p.m., Eastern Time, on May 10, 2021.

If any other matter is presented at the Annual Meeting, your proxy will vote your shares in accordance with his or her discretion and best judgment. The Company did not receive any notice of a shareholder proposal to be presented at the Annual Meeting by December 2, 2020, the deadline pursuant to the advance notice provision of the Company’s Code of Regulations, and as of the date of this Proxy Statement, we are not aware of any matter to be acted on at the Annual Meeting other than those matters described in this Proxy Statement.

May I revoke my proxy?

If you are a shareholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with our Secretary, mailing a signed Proxy Card bearing a later date, submitting your proxy again by telephone or over the Internet or by voting online at the Annual Meeting. The powers of the proxy holders will be suspended if you vote your shares at the Annual Meeting, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

If you hold your shares beneficially in “street name,” you may change your vote by submitting new voting instructions to your brokerage firm or bank or, if you have obtained a legal proxy from your brokerage firm or bank giving you the right to vote your shares, by forwarding a copy of the legal proxy, along with your email address, to Computershare in order to obtain a control number and then using that control number to access and vote at the Annual Meeting.

60	SITE Centers Corp. ï 2021 Proxy Statement

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board. We will bear the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, certain of our employees may solicit proxies by telephone, facsimile, or email. Those employees will not receive any additional compensation for their participation in the solicitation. We retained Georgeson, Inc., at an estimated cost of $13,225, plus reimbursement of expenses, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.

Can I receive these proxy materials by email in the future?

Yes. By doing so, you are reducing the impact on the environment and helping to save the Company the costs and expenses of preparing and mailing proxy materials. If you are a registered shareholder with your shares held in an account at our transfer agent, visit www.computershare.com/investor to create a login and to enroll. You may revoke your election to receive materials by email and instead receive a paper copy via mail at any time by visiting this website. If you hold your shares through a bank or broker, please refer to the information provided by that institution for instructions on how to elect to receive future proxy statements and annual reports over the Internet and how to change your delivery instructions.

What constitutes a quorum?

The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the aggregate number of our common shares issued and outstanding on the record date will represent a quorum permitting the conduct of business at the meeting. Proxy Cards that we receive marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining a quorum.

What vote is required to approve each proposal assuming that a quorum is present at the Annual Meeting?

Proposal One: Election of Eight Directors

To be elected, Directors must receive a majority of the votes cast (i.e., the number of shares voted “For” a Director nominee must exceed the number of votes cast “Against” that Director nominee). Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Two: Approval, on an Advisory Basis, of the Compensation of the Company’s Named Executive Officers

This vote is advisory only and therefore is not binding on us or our Board. However, the Board and the Compensation Committee will review the results of the vote and will consider the affirmative vote of a majority of the votes cast on this Proposal to be approval by the shareholders of the compensation of our named executive officers. Broker non-votes and abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

Proposal Three: Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm

Although our independent registered public accounting firm may be selected by the Audit Committee without shareholder approval, the Audit Committee will consider the affirmative vote of a majority of the votes cast on this Proposal to be a ratification by the shareholders of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions will not be considered votes cast at the Annual Meeting and will be excluded in determining the number of votes cast at the Annual Meeting.

For shareholders who hold their common shares in “street name” through banks or brokerage firms and do not instruct their bank or broker how to vote, the bank or brokerage firm will not vote such shares for Proposal One or Proposal Two resulting in broker non-votes with respect to such shares. As a result, it is important that shareholders vote their shares.

By order of the Board of Directors,

AARON M. KITLOWSKI

Secretary

Dated: April 1, 2021

SITE Centers Corp. ï 2021 Proxy Statement	61

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - -  - - - - - - - - - -  - - -  - - -  - - - - -

A	Proposals – The Board of Directors recommends a vote FOR all the director nominees listed and FOR Proposals 2 and 3.

1.	Election of Eight Directors:
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Linda B. Abraham	☐	☐	☐	02 - Terrance R. Ahern	☐	☐	☐	03 - Jane E. DeFlorio	☐	☐	☐
	04 - Thomas Finne	☐	☐	☐	05 - David R. Lukes	☐	☐	☐	06 - Victor B. MacFarlane	☐	☐	☐
	07 - Alexander Otto	☐	☐	☐	08 - Dawn M. Sweeney	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐	3.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. Date and sign below.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

∎		1 U P X 4 9 7 8 6 2

03E7VA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 11, 2021.

The SITE Centers Corp. 2021 Proxy Statement and the 2020 Annual Report to Shareholders are available at: www.proxydocs.com/sitc

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - -  - - -  - - - - - - - - - - - - - - - - - - - - - - - - -  - - -  - - -  - -  - - - - - - - - - - - - -  - - -  - - - -  - - - - - - - - - - -  - - -  - - -  - - - - -

Proxy – SITE Centers Corp.

Annual Meeting of Shareholders – May 11, 2021

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Conor M. Fennerty, Aaron M. Kitlowski and Christa A. Vesy, and each of them, with power to act without the others and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the SITE Centers Corp. Common Shares that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held May 11, 2021 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND “FOR” ITEMS 2 AND 3.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

(Continued and to be marked, dated and signed on the other side)

If voting by mail, complete sections A and B on the reverse side of this card.